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Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT
AMONG
ENRG, INC.
a Delaware corporation
and
THE HOLDERS OF THE ISSUED AND OUTSTANDING
MEMBER INTERESTS OF BLUE ENERGY & TECHNOLOGIES, LLC
a Delaware limited liability company

dated as of December 31, 2002

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") CONTAINS CERTAIN REPRESENTATIONS AND WARRANTIES (THE "REPRESENTATIONS") BY CLEAN ENERGY FUELS CORP. (FORMERLY ENRG, INC., "CLEAN ENERGY") IN FAVOR OF THE HOLDERS OF MEMBERSHIP INTERESTS OF BLUE ENERGY & TECHNOLOGIES, LLC ("BLUE ENERGY"), AND BY THE HOLDERS OF MEMBERSHIP INTERESTS OF BLUE ENERGY IN FAVOR OF CLEAN ENERGY. NO PERSON, OTHER THAN THE PARTIES TO THE AGREEMENT, ARE ENTITLED TO RELY ON THE REPRESENTATIONS CONTAINED IN THE PURCHASE AGREEMENT. THE PURCHASE AGREEMENT IS FILED IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AS A MATERIAL PLAN OF ACQUISITION, AND IS INTENDED BY CLEAN ENERGY SOLELY AS A RECORD OF THE AGREEMENT REACHED BY THE PARTIES THERETO. THE FILING OF THE PURCHASE AGREEMENT IS NOT INTENDED AS A MECHANISM TO UPDATE, SUPERSEDE OR OTHERWISE MODIFY PRIOR DISCLOSURES OF INFORMATION AND RISKS CONCERNING CLEAN ENERGY WHICH CLEAN ENERGY HAS MADE TO ITS STOCKHOLDERS.

INVESTORS AND POTENTIAL INVESTORS SHOULD ALSO BE AWARE THAT THE REPRESENTATIONS ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES THAT CLEAN ENERGY HAS DELIVERED TO THE BLUE ENERGY, AND DISCLOSURE SCHEDULES THAT BLUE ENERGY HAS DELIVERED TO CLEAN ENERGY (THE "DISCLOSURE SCHEDULES"). THE DISCLOSURE SCHEDULES CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS.

INVESTORS AND POTENTIAL INVESTORS SHOULD ALSO BE AWARE THAT CERTAIN REPRESENTATIONS MADE IN THE PURCHASE AGREEMENT ARE NOT INTENDED TO BE AFFIRMATIVE REPRESENTATIONS OF FACTS, SITUATIONS OR CIRCUMSTANCES, BUT ARE INSTEAD DESIGNED AND INTENDED TO ALLOCATE CERTAIN RISKS BETWEEN HOLDERS OF MEMBERSHIP INTERESTS OF BLUE ENERGY, ON THE ONE HAND, AND CLEAN ENERGY, ON THE OTHER HAND. THE USE OF REPRESENTATIONS AND WARRANTIES TO ALLOCATE RISK IS A STANDARD DEVICE IN PURCHASE AGREEMENTS.

ACCORDINGLY, STOCKHOLDERS SHOULD NOT RELY ON THE REPRESENTATIONS AS AFFIRMATIONS OR CHARACTERIZATIONS OF INFORMATION CONCERNING BLUE ENERGY OR CLEAN ENERGY AS OF THE DATE OF THE PURCHASE AGREEMENT, OR AS OF ANY OTHER DATE.

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Sellers Schedules
Schedule 3.1(b)	Qualification; Directors And Officers of the Company
Schedule 3.1(c)	Organization, Qualification and Corporate Power
Schedule 3.1(e)	No Conflicts with Other Instruments
Schedule 3.1(f)	Notices, Consents And Approvals
Schedule 3.1(g)	Capitalization of the Company
Schedule 3.1(h)	Claims and Proceedings
Schedule 3.1(j)	Taxes
Schedule 3.1(i)	Financial Statements
Schedule 3.1(k)	Absence Of Certain Changes Or Events
Schedule 3.1(1)	Real Property Leases
Schedule 3.1(m)	Permitted Encumbrances
Schedule 3.1(n)	Contracts
Schedule 3.1(o)	Defaults
Schedule 3.1(p)	Transactions With Affiliates
Schedule 3.1(q)	Insurance
Schedule 3.1(t)	Employee Benefit Plans
Schedule 3.1(u)	Relationships With Suppliers
Schedule 3.1(x)	Changes In Inventory
Schedule 3.1(z)	Intellectual Property
Schedule 3.1(aa)	Banking Matters
Schedule 3.1(cc)	Equipment
Schedule 3.1(dd)	Condition of Assets
Schedule 3.1(ee)	Fees
Purchaser Schedules
Schedule 3.2(a)	Qualification; Directors And Officers
Schedule 3.1(b)	Organization, Qualification and Corporate Power
Schedule 3.1(c)	Authorization; Binding Agreement
Schedule 3.2(d)	No Conflicts with Other Instruments
Schedule 3.2(e)	Notices, Consents And Approvals
Schedule 3.1(f)	Capitalization / Purchaser Stockholders
Schedule 3.2(g)	Claims and Proceedings
Schedule 3.2(h)	Product Liability
Schedule 3.2(i)	Financial Statements
Schedule 3.1(j)	Taxes
Schedule 3.2(k)	Absence Of Certain Changes Or Events
Schedule 3.2(1)	Real Property
Schedule 3.2(m)	Permitted Encumbrances
Schedule 3.2(n)	Contracts
Schedule 3.2(o)	Defaults
Schedule 3.2(p)	Transactions With Affiliates
Schedule 3.2(q)	Insurance
Schedule 3.1(r)	Compliance with Laws, Permits and Licenses
Schedule 3.1(s)	Employment Matters
Schedule 3.1(t)	Employment Benefit Plans
Schedule 3.2(u)	Relationships With Suppliers
Schedule 3.1(v)	Relationships with Customers
Schedule 3.1(w)	Accounts Receivables
Schedule 3.2(x)	Changes In Inventory

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Schedule 3.2(y)	Products
Schedule 3.2(z)	Intellectual Property
Schedule 3.2(aa)	Environmental Matters
Schedule 3.2(bb)	Equipment
Schedule 3.1(cc)	Condition of Assets
Schedule 3.2(dd)	Fees
Covenant Schedule
Schedule 4.4	Maintenance of Bond Guaranties
EXHIBITS
Exhibit A	List of Interest Holders
Exhibit B	Perseus Warrant A to Purchase Common Shares of ENRG, Inc.
Exhibit C	Perseus Warrant B to Purchase Common Shares of ENRG, Inc.
Exhibit D	Selected Definitions
Exhibit E	Form of Amended and Restated Stockholders' Agreement of ENRG, Inc.
Exhibit F	Form of Registration Rights Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

        THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 31st day of December, 2002, by and among ENRG, Inc., a Delaware corporation ("Purchaser"), and the holders of all of the outstanding membership interests in Blue Energy & Technologies, L.L.C., a Delaware limited liability company (the "Company") listed on Exhibit A hereto (the "Sellers").

        WHEREAS, Purchaser and the Company are each engaged in the business of designing, building and operating compressed natural gas fueling stations for fleet vehicle operators and others;

        WHEREAS, Sellers have agreed to sell to Purchaser all of the outstanding membership interests of the Company held by the Sellers (the "Interests"), and Purchaser has agreed to purchase the Interests, in each case in the manner and upon the terms and conditions stated herein; and

        NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
Purchase of Shares

        1.1    Purchase and Sale of Interests.    Subject to the terms and conditions of this Agreement, at the Closing and on the Closing Date (as defined in Section 2.2 below) (i) Sellers shall sell, transfer and assign all the Interests to Purchaser, and Purchaser shall purchase all the Interests from Sellers, in each case on the terms and conditions stated in this Agreement.

ARTICLE II
Purchase Price and Closing

        2.1    Purchase Price.

          (a)    Issuance of Shares to Sellers.    At the Closing, Sellers shall receive in the aggregate 3,740,614 shares of Common Stock of Purchaser to be issued to the Sellers in the amounts as set forth on Exhibit A.

          (b)    Issuance of Warrant A to Perseus.    At the Closing, Purchaser shall issue to Perseus 2000, L.L.C. ("Perseus") the Perseus Warrant A to purchase Common Shares of ENRG, Inc., in the form attached hereto as Exhibit B.

          (c)    Issuance of Warrant B to Perseus.    At the Closing, Purchaser shall issue Perseus the Perseus Warrant B to purchase Common Shares of ENRG, Inc., in the form attached hereto as Exhibit C.

          (d)    Adjustment.    Promptly after the Closing, Purchaser shall cause the Company to calculate its Adjusted Working Capital as of the Closing Date and shall deliver to Perseus a copy, of that calculation (the "WC Statement"). As used herein "Adjusted Working Capital" means the difference between (x) the current assets of the Company on a consolidated basis minus (y) the current liabilities of the Company on a consolidated basis, both as of the Closing Date and both computed in accordance with GAAP as historically applied by the Company, except that (i) all obligations owed by the Company under the note payable to TXU shall be specifically excluded from the Adjusted Working Capital calculation and (ii) all severance obligations owed by the Company to Paul Nelson shall be treated as a current liability of the Company. Purchaser shall grant Perseus and its accountants and advisors full access to the books, records and personnel of the Company for the purpose verifying such calculation. The Adjusted Working Capital set forth in the WC Statement shall be deemed accepted by the Sellers upon the earliest of (i) notification in writing by Perseus to Purchaser of such acceptance, (ii) the twentieth Business Day after the delivery to Perseus of the WC Statement if Perseus has not delivered to Purchaser a Dispute Notice as provided below, or (iii) the date of the final resolution of all disputes reflected in any such Dispute Notice. In the event that Perseus disputes the calculation of Adjusted Working Capital set forth in the WC Statement, as a whole or in part, Perseus shall notify Purchaser in writing (a "Dispute Notice") on or before the twentieth Business Day after the date the WC Statement is delivered to Perseus. The Dispute Notice shall contain a description of each disputed item, setting forth, in reasonable detail, the basis for and amount of such dispute. In the event of such a dispute, Purchaser arid Perseus shall in good faith attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Purchaser and Perseus are unable to resolve any such dispute within twenty Business Days after receipt by Purchaser of a Dispute Notice, Purchaser and Perseus shall submit the remaining disputed items to a nationally recognized firm of public accountants selected jointly by the outside public accounting firms for Purchaser and Perseus (any such accounting firm being referred to herein as the "Accounting Firm"). Purchaser and Perseus shall submit their positions on the amounts in dispute to the Accounting Firm within ten calendar days of its selection, and the Accounting Firm shall, within thirty calendar days after such submission, determine and report to Purchaser and Perseus its resolution of the remaining disputed items. The calculations and related determinations of the Accounting Firm and the Adjusted Working Capital reflecting such calculations and determinations shall be final and binding upon the parties. The fees and expenses of the Accounting Firm shall be paid by the Company. In the event the Adjusted Working Capital as of the Closing Date, determined as provided herein, is less than $250,000, the number of shares of Common Stock of Purchaser issuable pursuant to Section 2(a) hereof shall be reduced at rate of one share for each $2.96 of the amount by which $250,000 exceeds such Adjusted Working Capital. The reduction in such shares shall be applied among the Sellers in the same proportion as the number of shares they received under Section 2.1(a) hereof bear to each other. Any such reduced shares shall be cancelled upon the determination of the final Adjusted Working Capital, the Sellers agree to return to Purchaser the certificates representing their shares of Purchaser Common Stock and Purchaser shall promptly issue new certificates to the Sellers reflecting such reduction.

        2.2    Closing    The closing of the sale and purchase of the Interests (the "Closing") pursuant to this Agreement shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP located at 333 South Hope Street, Suite 4800, Los Angeles, California 90071 at 10:00 a.m. local time on December 31, 2002 (the "Closing Date"), or at such other time and place as the parties may agree. No action taken or delivery made at the Closing shall be effective until all actions taken and deliveries made at the Closing re completed (the "Effective Time").

        2.3    Deliveries at Closing    At the Closing:

          (a)    Deliveries by Sellers.    At Closing, Sellers shall deliver to Purchaser:

              (i)  assignments by each Seller of such Seller's Interests to Purchaser duly executed by such Seller, each in form and substance reasonably acceptable to Purchaser (the "Assignments");

             (ii)  a release of all existing security interests of record in the assets of the Company and the Blue Energy Entities (as defined below) other than the Permitted Encumbrances listed in Schedule 3.1(1) hereto; and

            (iii)  all other books, records, documents, instruments and writings required by this Agreement to be delivered by Sellers to Purchaser at or prior to Closing.

          (b)    Deliveries by Purchaser.    At Closing, Purchaser shall deliver the following:

              (i)  to Sellers, certificates representing 3,740,614 shares of the Common Stock of Purchaser in the amounts reflected on Exhibit A;

             (ii)  to Perseus, Perseus Warrant A;

            (iii)  to Perseus, Perseus Warrant B, provided, however, that until such time as the Blue Energy Loan is established (subject to compliance with commercially reasonable covenants and restrictions, including without limitation restrictions limiting such borrowings to a percentage of acceptable accounts receivable), Purchaser shall retain possession of the Perseus B Warrant and the Perseus B Warrant shall not be exercisable by Perseus; and

            (iv)  all other documents, instruments and writings required by this Agreement to be delivered by Purchaser to Sellers at or prior to Closing.

ARTICLE III
Representations and Warranties

        3.1    Representations and Warranties of Sellers.    Sellers hereby severally and not jointly represent and warrant to Purchaser as to the matters set forth below. To the extent any of the representations and warranties set forth below relate to the Sellers or any Seller, each Seller shall be deemed to have made such representation and warranty severally as to such Seller only and not as to any other Seller.

          (a)    Organization, Qualification and Corporate Power of Sellers.

              (i)  Each of the Sellers is a corporation or a limited liability company duly organized and validly existing under the laws of the jurisdiction where it is organized;

             (ii)  each of the Sellers is duly qualified to do business in other jurisdictions as a foreign corporation or limited liability company (a "foreign entity") and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such corporation or limited liability company; and

            (iii)  each of the Sellers has all requisite power and authority to own the Interests.

          (b)    Organization, Qualification and Corporate Power of the Company.    The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign company and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Set forth in Schedule 3.1(b) hereto is a list of each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company has all requisite organizational power and authority to own and operate its properties and to carry on its business as now being conducted. True and correct copies of the Certificate of Formation of the Company, as amended to date, the Operating Agreement of the Company, and all minutes and actions of the members and board of managers of the Company have been delivered or made available to Purchaser, and all actions taken and required to be taken prior to the date hereof are properly reflected in such minutes and actions. Set forth in Schedule 3.1(b) hereto is a list of the managers and officers of the Company as of the Closing Date. The Company does not have any direct or indirect interest in any firm, corporation, partnership, limited liability company, joint venture, association or other business organization other than the entities reflected on Schedule 3.1(b) hereto and hereinafter referred to the "Blue Energy Entities."

          (c)    Blue Energy Entities.    Each of the Blue Energy Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Blue Energy Entities are duly qualified and in good standing under the laws of the jurisdictions set forth in Schedule 3.1(c). All of the outstanding equity securities of each of the Blue Energy Entities are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any equity securities of any of the Blue Energy Entities, including any right of conversion or exchange under any outstanding security, instrument or agreement.

          (d)    Authorization Binding Agreement.    The execution and delivery of this Agreement by the Sellers, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each Seller. This Agreement and all other instruments required hereby to be executed and delivered by Sellers have been, or will be, duly executed and delivered by each Seller and are, or when delivered will be, binding obligations of each Seller, enforceable against each Seller in accordance with their terms, subject as to enforceability, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (e)    No Conflicts with Other Instruments.    Except as set forth in Schedule 3.1(e) hereto, neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency regulatory authority or court to which Sellers, the Company, the Blue Energy Entities or their respective affiliates is subject, or any provision of the articles or certificate of incorporation, organization or formation or bylaws or operating agreement of any Seller (if applicable), the Company or any Blue Energy Entity, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company, any of the Sellers or any Blue Energy Entity is a party or by which the Company, any of the Sellers or any Blue Energy Entity is bound or to which any of the assets of the Company or any Blue Energy Entity are subject (or result in the imposition of any lien or other encumbrance upon any of the assets of the Company, any Blue Energy Entity or the Interests of the Sellers) which has not been previously waived by Purchaser on notice previously given, except for any such violation, conflict or default that would not have a Material Adverse Effect on the Company and the Blue Energy Entities taken together as a whole, or materially adversely affect any Seller's ability to comply with such Seller's obligations hereunder.

          (f)    Notices, Consents and Approvals.    Except as set forth in Schedule 3.1(f) hereto, neither the Sellers, the Company nor any of the Blue Energy Entities is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency or regulatory authority or other entity in order for the parties hereto to consummate the transactions contemplated by this Agreement, except where the failure to give such notice, to file, or to obtain any such authorization, consent or approval, would not have a Material Adverse Effect on the Company and the Blue Energy Entities taken together as a whole, or materially adversely affect any Seller's ability to comply with such Seller's obligations hereunder, regarding the consummation of the transactions contemplated by this Agreement.

          (g)    Capitalization of the Company.    There are 1,612,957 memberships interests issued and outstanding, all of which are owned of record by Sellers in the amounts reflected on Schedule 3.1(g). All of the Interests have been duly and validly authorized and issued and are filly paid and nonassessable, and none of the Interests was issued in violation of the Certificate of Formation of the Company or any preemptive right of any member. Except as described in Schedule 3.1(g), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any equity interests in the Company. Sellers are the only holders of equity interests in the Company, and the Interests represent each and every equity interest in the Company and there is no agreement, restriction or encumbrance to which the Company or Sellers, or any of them, are a party or by which any of them is bound (such as a right of first refusal, right of first offer, option, voting trust, proxy, power of attorney, pre-emptive rights or the like) with respect to the acquisition, disposition or voting of any equity interests in the Company.

          (h)    Claims and Proceedings.    Except as set forth in Schedule 3.1(h) hereto, there is no legal action, suit, arbitration or other legal, administrative or governmental proceeding or investigation pending and served or, to the knowledge of Sellers, threatened against the Company or any of the Blue Energy Entities or any of their properties, assets or business, including, without limitation, any action, proceeding or investigation relating to product liability, antitrust or anti-competition, intellectual property infringement or misappropriation, or environmental matters, and, except as set forth in Schedule 3.1(h), neither the Company nor any of the Blue Energy Entities is subject to any outstanding order, judgment, writ, injunction or decree of any court or governmental authority.

          (i)    Company Financial Statements.    Attached as Schedule 3.1(i) hereto are (a) unaudited consolidated financial statements of the Company at November 30, 2002, including consolidated statements of operations, members' equity and cash flow, for the eleven months then ended (the "Company Financial Statements"), and (b) an unaudited balance sheet at November 30, 2002 (the "Comp any Balance Sheet Date") of the Company (the "Company Balance Sheet"). The Company Balance Sheet presents fairly the financial condition of the Company at the Company Balance Sheet Date, and has been prepared in accordance with GAAP. The Company has made available to Purchaser all the work papers requested by Purchaser which were used by the Company to create the Company Financial Statements and the Company Balance Sheet. To the knowledge of Sellers, other than as and to the extent disclosed or reserved against in the Company Balance Sheet, the Company has no material liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent, asserted, unasserted or otherwise, and whether due or to become due, including, without limitation, deferred compensation obligations or tax or product liabilities, and whether incurred in respect of or measured by income for any period up to and including the date of the Closing or arising out of transactions entered into, or any state of facts existing, prior to or on the date of the Closing) except: (i) liabilities and obligations incurred in the Ordinary Course of Business of the Company since the Company Balance Sheet Date, (ii) liabilities and obligations set forth in, or arising under, leases, agreements, contracts or commitments set forth in any schedule hereto, and (iii) liabilities and obligations which would otherwise be required to be disclosed pursuant to the representations and warranties set forth in the various paragraphs of this Section 3.1 but are not by reason of the express exceptions to disclosure included in the various paragraphs of this Section 3.1.

          (j)    Tax Matters.    The term "Taxes" means all federal, provincial, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes, and the term "Tax Returns" means returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority. The representations in this Section 3.1(j) are qualified in their entirety by the information set forth on Schedule 3.1(j). The Company and each of the Blue Energy Entities has timely filed all material Tax Returns required to be filed by it, including but not limited to those with respect to income, premiums, withholding, social security, unemployment, franchise, ad valorem, excise and sales Taxes, and has paid all Taxes shown on such returns and all material assessments made against it to the extent such have become due. All of such Tax Returns were complete and accurate in all material respects. No Tax Return filed by the Company or by any Blue Energy Entity is currently being audited and no claim for additional Taxes for any years has been made by any taxing authority and is pending. Neither the Company nor any Blue Energy Entity has received a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved, and no taxing authority has asserted in writing to Sellers, the Company or any Blue Energy Entity that there is a basis for any deficiency or assessment. Proper and accurate amounts have been withheld by the Company and each of the Blue Energy Entities from their respective employees, contractors, creditors and other third parties for Tax purposes in compliance with all applicable laws The Company and each of the Blue Energy Entities has collected and/or paid all material sales and use Taxes required to be collected or paid by it. Neither the Company nor any of the Blue Energy Entities has extended the time for assessment or payment of any Tax. The Company has delivered or made available to Purchaser true and correct copies of all income Tax Returns of the Company and each Blue Energy Entity together with true and correct copies of all requested accountants' work papers relating to the preparation thereof. There are no material liens for Taxes (other than current Taxes not yet due and payable) upon the Interests or any asset or property of the Company or any Blue Energy Entity. The Company, at all times during its existence, and each Blue Energy Entity, at all times since its direct or indirect acquisition by the Company, has been, and will as of the Closing be, properly treated as either a partnership or a disregarded entity for federal income Tax purposes and for purposes of state and local income Taxes in jurisdictions where the Company or the Blue Energy Entity is required to file income Tax Returns. Neither the Company nor any Blue Energy Entity (other than Natural/Total Limited Liability Company nor Natural/Peoples Limited Liability Company) owns a section 197 intangible (as defined in Section 197 of the Code) that was acquired or used on or before August 10, 1993 by the Company, any Blue Energy Entity or any related person (as defined in Section 197(h)(9)(C) of the Code). There is no contract, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company or any Blue Energy Entity that, individually or collectively, could give rise to the payment of any amount that would not be deductible as a result of Section 280G or Section 162 of the Code. Other than pursuant to this Agreement, neither the Company nor any Blue Energy Entity is a party to or bound by (nor will it prior to the Closing become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement which includes a party other than the Company and the Blue Energy Entities. None of the assets of the Company or any Blue Energy Entity is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any Blue Energy Entity has participated in (and prior to the Closing will not have participated in) an international boycott within the meaning of Section 999 of the Code. The representations in this Section 3.1(j) are made only to Sellers' actual knowledge to the extent made with respect to Natural/Total Limited Liability Company or Natural/Peoples Limited Liability Company.

          (k)    Absence of Certain Changes or Events.    Except as consented to by Purchaser in writing and except as set forth on Schedule 3.1(k) hereto,, since the Company Balance Sheet Date:

              (i)  neither the Company nor any of the Blue Energy Entities has incurred any obligations or liabilities which were not incurred in the Ordinary Course of Business; made any loans to or guaranteed any indebtedness of others; prepaid any indebtedness; changed or modified any existing accounting method, principle or practice; mortgaged, pledged or subjected to a lien, charge or encumbrance any of its assets, tangible or intangible, other than mechanic's or materialmen's liens or other statutory liens arising in the Ordinary Course of Business; sold, transferred or otherwise disposed of any of its tangible assets, except for sales of inventory in the Ordinary Course of Business; sold, assigned or transferred any patents, trademarks, trade names, service marks or other intangible assets; suffered any business interruption or disruption or labor disputes, whether or not governed by insurance; entered into or modified any agreement, contract or commitment other than in the Ordinary Course of Business or waived any rights of substantial value; purchased any capital assets for use in the Ordinary Course of Business in the aggregate in excess of $25,000; leased any assets as lessee or lessor; terminated or modified any lease to which it is a party or by which it is bound, except for terminations of leases which expired in accordance with their terms; suffered any material destruction of its properties, whether or not covered by insurance, ordinary wear and tear excepted; become subject to any other event or condition which would have a Material Adverse Effect, other than general changes in market conditions generally affecting the industry of which it is a part and similarly situated competitors; or entered into any other transaction other than in the Ordinary Course of Business;

             (ii)  except as disclosed in Schedule 3.1(k), no dividends or other distributions have been declared, set aside, made or paid by the Company or by any of the Blue Energy Entities;

            (iii)  no equity interests of the Company or any of the Blue Energy Entities have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or by any of the Blue Energy Entities from any interestholder or shareholder;

            (iv)  except as disclosed in Schedule 3.1(k), no equity interests or other securities of the Company or any of the Blue Energy Entities, or options or other rights of the type referred to in Sections 3.1(g) hereof, have been issued or authorized for issuance;

             (v)  neither the Company nor any of the Blue Energy Entities has increased or decreased the compensation of any of its officers or employees, except pursuant to past practices as disclosed to Purchaser, and no sums or other assets have been paid to or withdrawn by the officers or employees of the Company or by any of the Blue Energy Entities, except for ordinary compensation and fees, payments under established compensation or incentive plans, ordinary expense reimbursement and similar payments, all in accordance with past custom and practice and as specifically contemplated by this Agreement; and

            (vi)  neither the Company nor any of the Blue Energy Entities has entered into any commitment to do any of the foregoing.

          (l)    Real Property.    Neither the Company nor any of the Blue Energy Entities owns or has an option to purchase any real property. Schedule 3.1(1) sets forth a true and complete list of all leases of real property to which the Company or any of the Blue Energy Entities is a party. The Company and each of the Blue Energy Entities enjoys quiet possession under each of its respective leases, each of which is enforceable in accordance with its terms against the lessor thereunder and to the knowledge of the Sellers, no party is in default under the terms of any of the Company's leases; and to the knowledge of Sellers, no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default.

          (m)    Title to Assets and Permitted Encumbrances.    The Company and each of the Blue Energy Entities has good title to all of its assets (except for Intellectual Property, which is separately addressed in Section 3.1(z), below) free and clear of any liens, mortgages, pledges, encumbrances, defects or other restrictions or rights of third parties, except (i) as set forth in Schedule 3.1(m) hereof, and (ii) such liens, charges, claims or encumbrances as will be waived, satisfied or discharged on or prior to the Closing Date (the "Permitted Encumbrances"). In the case of tangible personal property used by the Company or by any of the Blue Energy Entities in connection with its business, but not owned by it, it has an enforceable right to use such property pursuant to a written lease, license or other agreement or understanding. Except for ordinary wear and tear, all tangible personal property owned or leased by the Company and by each of the Blue Energy Entities is in good operating condition. Such assets, together with the tangible personal property used by the Company and by each of the Blue Energy Entities under leases, licenses and other agreements, constitute all assets (excluding Intellectual Property) necessary for conducting their respective businesses as now conducted.

          (n)    Contracts.    Set forth in Schedule 3.1(n) hereto is a list of contracts or commitments (hereinafter collectively "contracts") required to be listed pursuant to the third sentence of this Section 3.1(n) and to the extent such contracts are evidenced by documents, true and correct copies thereof in all material respects have been delivered or made available to Purchaser unless otherwise noted hereinafter. All such contracts and all other material contracts to which the Company or any of the Blue Energy Entities is a party or by which any of them are bound are enforceable against them and, to the knowledge of Sellers, against the other parties thereto. Except as set forth in Schedule 3.1(n) hereto, neither the Company nor any of the Blue Energy Entities is a party to or bound by any:

              (i)  contract with any labor union or any collective bargaining agreement;

             (ii)  written or oral severance pay plan or agreement; agreements with respect to leased or temporary employees; stock purchase plan; stock option plan; fringe benefit plan; incentive plan; bonus plan; cafeteria or flexible spending account plan; and any deferred compensation agreement or plan, program or arrangement;

            (iii)  employment (exclusive of employment at will without written agreement), agency, consulting or similar service contract;

            (iv)  agreement (including sales representative, broker or distributorship agreement) for the payment of royalties, fees, commissions, or other compensation which involves payment on product sales (in the case of distributorship agreements) of $25,000 or more per year or is not terminable by the Company or any of the Blue Energy Entities, as the case may be, without cost or penalty upon 30 days' or less notice;

             (v)  lease, whether as lessor or lessee, with respect to any real or tangible personal property which involves payment of $25,000 or more per year;

            (vi)  contract as licensor or licensee for the license of any patent, know-how, trademark, trade name, service mark or other intangible asset, other than software licenses;

           (vii)  material guaranty, suretyship, indemnification or contribution agreement (other than warranties made in the Ordinary Course of Business), and has not received any notices or claims made by or against the Company with respect to any of the foregoing;

          (viii)  loan agreement, promissory note or other document evidencing indebtedness of or to the Company or any of the Blue Energy Entities (other than trade accounts payable or receivable and other indebtedness incurred in the Ordinary Course of Business and not for money borrowed and other than as disclosed in the Company Financial Statements);

            (ix)  material mortgage, security agreement, sale-leaseback agreement or other agreement which effectively creates (or could reasonably be expected, in the future, to create) a lien on any assets of the Company or any of the Blue Energy Entities in excess of $25,000;

             (x)  contract for the purchase of capital assets or for remodeling or construction which involves payment of $25,000 or more a year;

            (xi)  contract for advertising or promotional services to be rendered for the Company or any of the Blue Energy Entities which involves payment of $25,000 or more a year;

           (xii)  contract concerning confidentiality or restricting the Company or any of the Blue Energy Entities from engaging in business or from competing with any other parties;

          (xiii)  material contract with any officer, manager or affiliate of the Company or any of the Blue Energy Entities or any entity owned, in whole or in part, directly or indirectly, by any such officer, director or affiliate;

          (xiv)  purchase or sales orders for merchandise or supplies outside the Ordinary Course of Business in excess of $25,000;

           (xv)  plan of reorganization;

          (xvi)  any other contract involving the acquisition or disposition of $25,000 or more in assets;

         (xvii)  agreement concerning a partnership, limited liability company or joint venture; or

        (xviii)  any other contract not otherwise disclosed in a schedule to this Agreement which involves payments of $25,000 or more a year and is not terminable by the Company or any of the Blue Energy Entities, as the case may be, without cost or penalty upon 30 days' or less notice.

          (o)    No Defaults.    Except as set forth in Schedule 3.1(o) hereto, to the knowledge of Sellers, neither the Company nor any of the Blue Energy Entities is in material default and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a material default by the Company or any of the Blue Energy Entities under any material lease, indenture, loan agreement, contract, instrument or other agreement to which it is a party or by which it or any of its assets is bound. To the knowledge of Sellers, except as set forth in Schedule 3.1(o) hereto, neither the Company nor any of the Blue Energy Entities has received notice that any party with whom it has any agreement or contract is not in compliance in all material respects therewith. Neither the Company nor any of the Blue Energy Entities is in violation of its operating agreement or bylaws, except where such violation would not have a Material Adverse Effect.

          (p)    Transactions with Affiliates.    Except as set forth in Schedule 3.1(p) hereto, no manager, officer or interestholder of the Company or any of the Blue Energy Entities, nor any person who is a member of the immediate family or an affiliate of any such manager, officer or interestholder, (1) has any material direct or indirect interest, as director, officer, partner, member shareholder or otherwise, in any entity that does business with it, or in any property, asset or right which is used by it in the conduct of its business, or (ii) has any contractual relationship with it other than as an officer, manager or employee.

          (q)    Insurance.    Schedule 3.1(q) hereto sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which either the

  Company or any of the Blue Energy Entities is a party, a named insured or otherwise the beneficiary of coverage:

              (i)  the name, address and telephone number of the agent;

             (ii)  the name of the insurer, the name of the policyholder and the name of each covered insured; and

            (iii)  the policy number and the period of coverage.

  To the knowledge of Sellers, with respect to each such insurance policy: (A) the policy is enforceable in all material respects; (B) insured is not, nor has it received notice that any other party to the policy is, in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; (C) insured has not repudiated, and to the knowledge of Sellers, no party to the policy has repudiated any material provision thereof and (D) insured has not received any notice of non-renewal or any proposed material change in the terms upon which such policy is offered for renewal (including, but not limited to, material changes in the premiums payable thereunder or the scope of coverage). Schedule 3.1(q) hereto describes any material self-insurance arrangements affecting the insured.

          (r)    Compliance with Laws, Permits and Licenses.    To the knowledge of Sellers, the Company and each of the Blue Energy Entities is in compliance in all material respects with all applicable federal, state, local or foreign laws, ordinances and regulations. The Company and each of the Blue Energy Entities is in material compliance with all judgments, awards, orders, writs, injunctions and decrees with which it is or was required to comply and has received no written notice of any failure to comply which remains uncorrected. The Company and each of the Blue Energy Entities is in possession of all material governmental permits, licenses, approvals, authorizations, permissions and similar filings that are required for the operation of its business, including, without limitation, those relating to environmental laws, occupational safety and health and equal employment practices (collectively, the "Permits"). To the knowledge of Sellers, no material notice, citation, summons or order has been issued and served, no complaint has been filed and served and no penalty has been assessed which is outstanding or has been resolved by the company or any of the Blue Energy Entities during the five (5) years preceding the date hereof, and, to the knowledge of Sellers, no investigation or review is pending or threatened, by any governmental or other entity with respect to the Permits.

          (s)    Employment Matters.    Neither the Company nor any of the Blue Energy Entities is subject to any work stoppage or union picketing, or to the knowledge of Sellers, any other labor dispute or disturbance or any other unfair labor practice charge resulting in a Material Adverse Effect on the Company and the Blue Energy Entities, taken together as a whole. There is no collective bargaining unit representing any of the employees of the Company or any of the Blue Energy Entities. To the knowledge of Sellers, no petition has been filed and is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of employees of the Company or any of the Blue Energy Entities by a labor organization, prior to the knowledge of Sellers is there at present any solicitation or campaign by any labor organization or employee for the representation of employees of the Company by a labor organization. The Company and each of the Blue Energy Entities is in material compliance with all requirements of applicable federal, state, provincial, local and foreign laws and regulations governing employee relations, including but not limited to, anti-discrimination laws, wage/hour laws, labor relations laws and occupational safety and health laws. Neither the Company nor any of the Blue Energy Entities has engaged in any plant closing, workforce reduction or other action which has resulted or could result in liability under the Workers Adjustment and Retraining Notification Act, the Employment Standards Act R.S.B.C. 1996 c.113, or issued any notice that any such action is to occur in the future. The Company and each of the Blue Energy Entities is in compliance with all material, applicable requirements of the Immigration Reform and Control Act and has in its file properly completed copies of Form I-9 for all employees to whom that requirement applies.

          (t)    Employee Benefit Plans.    Except as disclosed in Schedule 3.1(t) hereto, neither the Company nor any of the Blue Energy Entities maintains or contributes to any employee benefit plan (including any employee welfare benefit plan, any employee pension benefit plan or any multiemployer pension plan) whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as disclosed in Schedule 3.1(t) hereto, neither the Company nor any of the Blue Energy Entities has a form of plan or agreement with any of its current or former employees, officers or managers providing for options to purchase equity interests or any other present or future employee benefits (including, without limitation, health benefits) or deferred compensation of any nature whatsoever (hereinafter collectively referred to as a "plan"). To the knowledge of Sellers, each plan (and each related trust, insurance contract or fund) is in compliance in all material respects in form and in operation with all applicable requirements of ERISA, the Code and any other applicable federal or state law or regulation. Each plan has, to the knowledge of Sellers, been administered in all material respects in accordance with its plan documents and the applicable laws and regulations, and to the knowledge of Sellers, there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to a plan which could result in an excise tax or other claim or liability against the Company, any of the Blue Energy Entities, any plan or any fiduciary of a plan. To the knowledge of Sellers, all health plans, programs or arrangements subject to Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been operated in accordance therewith in all material respects, and Sellers are not aware of any failure to comply therewith with respect to any employee or former employee of the Company, any of the Blue Energy Entities or any qualified beneficiary thereof. No representation has been made to any employee or former employee of the Company or any of the Blue Energy Entities with respect to any plan which would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the plan, including, without limitation, representations as to post-retirement health or death benefits. A true and correct copy of each of the plans and agreements listed in Schedule 3.1(t) hereto, together with the summary plan description prepared with respect to such plan, if any, has been furnished or made available to Purchaser by Sellers.

          (u)    Relationships with Suppliers.    Except as set forth in Schedule 3.1(u) hereto, neither the Company nor any of the Blue Energy Entities has experienced material difficulties in securing the equipment, supplies or services necessary to conduct its business, nor does it anticipate any material difficulties with respect thereto prior to the Closing Date. Since November 30, 2002, no supplier of more than $25,000 during calendar year 2002 in merchandise, supplies or services to the Company or any of the Blue Energy Entities has, to the knowledge of Seller, refused in writing to supply further merchandise, supplies or services to the Company or any of the Blue Energy Entities, and it has not received any threatened refusals or terminations in writing by any such supplier of its relationship with the Company or any of the Blue Energy Entities.

          (v)    Relationships with Customers.    Since November 30, 2002, none of the five largest customers (as measured by sales volume) in goods or services of the Company or any of the Blue Energy Entities during calendar year 2002 has, to the knowledge of Sellers, refused in writing to continue to purchase further merchandise or services from them or made any significant reductions in the volume of goods or services customarily purchased from them, other than reductions consistent with historical purchasing patterns of such customer of which Purchaser has been advised, and Sellers have no knowledge of any such threatened terminations or reductions by any such customer of its relationship with the Company or any of the Blue Energy Entities. To the knowledge of the Sellers, the relationship of the Company and each of the Blue Energy Entities with its current customers is satisfactory.

          (w)    Accounts Receivables.    All accounts receivable of the Company and of each of the Blue Energy Entities have arisen in the Ordinary Course of Business, are reflected properly on their respective books and records, and constitute enforceable obligations of the account debtors and obligors, enforceable in accordance with their terms at the amounts recorded therefor in the books and records, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (x)    Inventory.    Except as set forth in Schedule 3.1(x) hereto, there have been no material changes in the respective inventory of the Company or any of the Blue Energy Entities since the Company Balance Sheet Date, except changes in the Ordinary Course of Business which are properly reflected on the books and records of the Company and of each of the Blue Energy Entities. Except as set forth in Schedule 3.1(x) hereto, the booked inventory of the Company and of each of the Blue Energy Entities (and the respective previously booked inventory of the Company and of each of the Blue Energy Entities that has been returned to suppliers), net of booked reserves, consists in all material respects of items of a quality and quantity useable or saleable in the Ordinary Course of Business immediately prior to the Closing, provided that for purposes of this paragraph 3.1(x), the sale of any such inventory at a price insufficient to cover the booked cost thereof, in the aggregate, shall not be deemed to be in the Ordinary Course of Business.

          (y)    Products.    To the knowledge of Sellers, all of the goods sold and delivered by the Company and each of the Blue Energy Entities have conformed in all material respects with all applicable contractual commitments and all express warranties, and neither the Company nor any of the Blue Energy Entities has, material unreserved liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, subject only to liabilities or expenses with respect to nonconforming goods subject to warranty contracts or periods reasonably consistent with the amount of such liabilities and expenses historically experienced by the Company and each of the Blue Energy Entities.

          (z)    Intellectual Property.

              (i)  "Company Intellectual Property" means software programs, licenses to third party software programs, know-how, trade secrets, confidential information, research, reports, formulae, recipes, compositions, process procedures, techniques, ideas, inventions (whether patentable or not and whether or not reduced to practice), invention records, registered designs, data, database rights, design rights, patents (including continuations, continuations-in-part, divisionals, other extensions, reissued patents and reexamined patents), trade names, corporate names, service marks, domain names and other electronic communication identifications, trademarks, trade dress, logos, copyrights, mask works, rights of publicity, licenses to, rights in, translations, adaptations, derivations, applications issuances, registrations and renewals for any of the foregoing and other intangible property concerning the Company and each of the Blue Energy Entities, or its business or necessary for the use, operation, maintenance or repair thereof (whether or not used on or before the Closing Date) including without limitation those items listed on Schedule 3.1(z) and any rights of the Company or any of the Blue Energy Entities to the use of the name "Blue Energy" and any variations or components of and logos associated with such name, and rights in the nature of any of the aforesaid items in any country or jurisdiction and rights in the nature of unfair competition rights and rights to sue for passing off.

             (ii)  Except as set forth on Schedule 3.1(z), (A) to the knowledge of the Sellers, the Company and each of the Blue Energy Entities owns and possesses without restriction, all right, title, and interest, freely transferable and free of any liens, security interests, licenses, claims or restrictions of others, in and to the Company Intellectual Property necessary for the operation of the business of the Company and each of the Blue Energy Entities as currently conducted; (B) to the knowledge of Sellers, neither the Company nor any of the Blue Energy Entities has received any notice of invalidity, infringement, or misappropriation from any third party with respect to any Company Intellectual Property; (C) to the knowledge of Sellers, neither the Company nor any of the Blue Energy Entities has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property of any third parties; (D) to the knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property; (B) all patented, registered, or applied for Company Intellectual Property has been properly maintained and renewed in accordance with all applicable legal requirements, and are currently in force; and (F) no material licensing fees, royalties or payments are due and payable by the Company or any of the Blue Energy Entities for Company Intellectual Property. No licenses or other rights have been granted to the Company or any of the Blue Energy Entities and it has no obligation to grant any licenses or other rights, with respect to any Company Intellectual Property.

            (iii)  The transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title, and interest of the Company or any of the Blue Energy Entities in and to any Company Intellectual Property. The Company and each of the Blue Energy Entities have taken all necessary actions to maintain and protect the Company Intellectual Property and shall continue to maintain and protect those rights before the Closing so as not to have a Materially Adverse Effect on the validity or enforcement of Company Intellectual Property. All independent contractors who are currently participating in the creation or development of any portion of Company Intellectual Property have executed an agreement with the Company and each of the Blue Energy Entities, as the case may be, assigning all right, title and interest in such portion of the Company Intellectual Property to the Company or any of the Blue Energy Entities, as the case may be, except for such actions as would not have a Material Adverse Effect, neither the Company nor any of the Blue Energy Entities has caused any Company Intellectual Property to enter the public domain, or taken any action which has in any way affected its absolute and unconditional ownership of any portion of the Company Intellectual Property.

          (aa)    Banking Matters.    Set forth in Schedule 3.1(aa) hereto is a list containing the name of each financial institution in which the Company or any of the Blue Energy Entities has an account or safe deposit box and the names of all persons authorized to draw thereon or having access thereto. Except as set forth in Schedule 3.1(aa) hereto, no persons hold powers of attorney from the Company or any of the Blue Energy Entities.

          (bb)    Environmental Matters.

              (i)  Neither the Company nor any of the Blue Energy Entities has deposited, nor to the knowledge of Sellers are there present in, on or under the Company Existing Property (as hereinafter defined) any Hazardous Substances (as hereinafter defined) in such form or quantities and so situated as to create any liability or obligation under any Environmental Law (as hereinafter defined) for the Company or any of the Blue Energy Entities or Purchaser. To the knowledge of Sellers, all Hazardous Substances stored by or on behalf of the Company or any of the Blue Energy Entities on the Company Existing Property are properly stored above ground, and the wastes therefrom are being stored, transported, treated and/or disposed of in compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws (as hereinafter defined), except where failure to do so would not have a Material Adverse Effect.

             (ii)  Neither the Company nor any of the Blue Energy Entities has deposited nor, to the knowledge of Sellers, are there present in, on or under the Company Leased Property or Company Owned Property (as hereinafter defined) any Hazardous Substances in such form or quantity and so situated as to create any liability obligation under any Environmental Law for the Company or any of the Blue Energy Entities or Purchaser. To the knowledge of Sellers, all Hazardous Substances stored by or on behalf of the Company or any of the Blue Energy Entities on the Company Leased Property or company Owned Property were properly stored above ground, and the wastes therefrom were stored, transported, treated and/or disposed of in compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws.

            (iii)  To the knowledge of Sellers there are no substances or conditions in, on or under the Company Existing Property that could support a claim or cause of action against the Company or any of the Blue Energy Entities or Purchaser under any Environmental Law, which claim or cause of action could result in a Material Adverse Effect.

            (iv)  To the knowledge of Sellers there are no substances or conditions in, on or under the Company Leased Property or Company Owned Property that could support a claim or cause of action against the Company or any of the Blue Energy Entities or Purchaser under any Environmental Law, which claim or cause of action could result in a Material Adverse Effect.

             (v)  No activity has been undertaken on the Company Existing Property by the Company or any of the Blue Energy Entities that would cause or contribute to a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from Company Existing Property so as to create liability for the owner or operator of the Company Existing Property under any Environmental Law, which liability could result in a Material Adverse Effect.

            (vi)  To the knowledge of Sellers, no activity has been undertaken on the Company Leased Property or Company Owned Property by the Company or any of the Blue Energy Entities, or to the knowledge of Sellers, by any other person, that would cause or contribute to a release or threatened release of Hazardous Substances from the Company Leased Property or Company Owned Property so as to create liability for the owner or operator of the Company Leased Property or Company Owned Property under any Environmental Law.

           (vii)  To the knowledge of the Sellers, the Company and each of the Blue Energy Entities has and at all times has had in full force and effect, and are and at all times has been in compliance in all material respects with, all permits, licenses and other authorizations required by any Environmental Law.

          (viii)  To the knowledge of Sellers, there is no written request for response action, administrative or other order (or request therefor, judgment, complaint, claim, investigation, written request for information or other written request for relief in any form relating to any facility where wastes generated or transported by the Company or any of the Blue Energy Entities have been disposed of, placed or located.

            (ix)  To the knowledge of Sellers, neither the Company nor any of the Blue Energy Entities has, in connection with the Company Leased Property or Company Owned Property or otherwise, stored, used, generated, treated, transported, disposed of, or arranged for the disposal of any Hazardous Substances in any manner to create any liability or obligation under any Environmental Law or any other liability or obligation for the Company or any of the Blue Energy Entities or Purchaser which liability or obligation could result in a Material Adverse Effect. To the knowledge of Sellers, neither the Company nor any of the Blue Energy Entities has ever sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substances to a facility, site or location that has been placed or is proposed to be placed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites ("National Priorities List") or any state equivalent; to any facility, site or location that is subject to an investigation, claim, administrative order or other request to take clean-up action or remedial action by any person; or to any facility, site or location that is subject to a claim for damages by any person (including any governmental entity), except where such action would not result in a Material Adverse Effect.

             (x)  To the knowledge of Sellers, there are no pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or written requests or demands for remedial or response actions or for compensation, with respect to the Company Existing Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law.

            (xi)  To the knowledge of Seller, the Company Existing Property is not and never has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state provincial, foreign or local agency.

           (xii)  To the knowledge of Sellers, neither the Company Leased Property nor Company Owned Property is or ever has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state, provincial, foreign or local agency.

          (xiii)  To the knowledge of Sellers, the Company and each of the Blue Energy Entities has made available to Purchaser all written environmental reports and written investigations which the Company has ever obtained or ordered with respect to the Company Existing Property.

          (xiv)  To the knowledge of Sellers, the Company and each of the Blue Energy Entities has made available to Purchaser all written environmental reports and written investigations which the Company or any of the Blue Energy Entities has ever obtained or ordered with respect to the Company Leased Property or Company Owned Property.

           (xv)  As used in this Agreement, "Hazardous Substances" is defined as toxic, radioactive or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in CERCLA) and any substance or material regulated by any Environmental Law.

          (xvi)  As used in this Agreement, "Environmental Law" is defined as any federal, state, provincial, county, municipal, local, foreign or other statute, law, ordinance or regulation, which may relate to or deal with the environment or human health as affected by environmental conditions, all as in effect on the date hereof, including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 42 U.S.C. § 9601, as amended from time to time.

         (xvii)  "Company Leased Property or Company Owned Property" is defined as any parcel of real estate previously owned, leased or otherwise occupied by the Company or any of the Blue Energy Entities or in which the Company or any of the Blue Energy Entities has any interest, including any lessee's interest, but not including any parcel of real estate defined as "Company Existing Property" pursuant to this paragraph 3.1(bb).

        (xviii)  "Company Existing Property" is defined as any parcel of real property now occupied by the Company or in which the Company or any of the Blue Energy Entities has any interest, including any lessee's interest.

  As to any Company Leased Property or Company Owned Property or Company Existing Property, as the case may be, this paragraph 3.1(bb) does not apply to any period of time prior to or subsequent to the termination of the Company's or any of the Blue Energy Entities' ownership, occupancy, leasehold interest in or use of such Company Leased Property or Company Owned Property, or Company Existing Property, as the case may be, except with respect to matters and conditions relating to any such prior period of which the Sellers have knowledge.

          (cc)    Equipment.    Schedule 3.l(cc) hereto contains a list of all items of machinery, tooling, equipment, vehicles, fixtures, tools and office, plant, warehouse and storeroom equipment and furnishings, with an individual value exceeding $5,000, located at the Closing Date in the facilities of the Company or any of the Blue Energy Entities or on the Company Leased Property or Company Owned Property other than additions or deletions in the Ordinary Course of Business since the Company Balance Sheet Date and all other tangible personal property concerning or necessary for the use, operation, maintenance or repair thereof (the "Company Equipment").

          (dd)    Condition of Assets.

              (i)  The assets of the Company and each of the Blue Energy Entities are, in all respects, except for normal wear and tear, in a condition and working order sufficient so as to not materially impair the present or future operation thereof.

             (ii)  To the knowledge of Sellers, the facilities used by the Company or by any of the Blue Energy Entities and the Company Existing Property and the use thereof by the Company or any of the Blue Energy Entities are in compliance in all material respects with all local, state, provincial or federal laws and regulations affecting the current use and occupancy of such facilities.

          (ee)    Fees.    Except as set out in Schedule 3.l(ee), none of the Sellers, the Company or any of the Blue Energy Entities has any liability or obligation to pay any fees, commissions or other payment to any broker, finder, agent or third party with respect to the transactions contemplated by this Agreement.

          (ff)    Definition of Knowledge.    For purposes of this Section 3.l, "knowledge" of the Sellers shall mean the actual, and not imputed or constructive, knowledge of Paul Nelson, Rick Wheeler and Tom Labrecque, Jr., and the knowledge which they would have had if they had conducted themselves at the relevant time, with respect to the subject matter, in a manner consistent with a prudent person engaged in the business of the Company and of the Blue Energy Entities.

          (gg)    Independent Analysis.    Sellers recognize that except as expressly provided in this Agreement, neither Purchaser, nor any of its affiliates, agents or consultants have made any representation or warranty in respect of the future operation of the business or future financial results of Purchaser upon which Sellers are relying in entering into this Agreement, or will be relying upon subsequent to the Closing. Sellers further acknowledge, agree and recognize that any cost estimates, projections or Other predictions contained or referred to in any document provided to Sellers or any of its employees, agents or representatives, were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of Purchaser or any of its respective affiliates or agents or consultants.

          (hh)    Investment Intent.    Except for Paul Nelson Holding, LLC, each of the Sellers represents that it is an "accredited investor" (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, hereinafter referred to as "the Securities Act"), has such knowledge, experience and skill in business and financial matters and with respect to investments in securities so as to enable it to understand and evaluate the merits and risks of the acquisition of the shares of Purchaser Common Stock and the Perseus A Warrant and the Perseus B Warrant and to form an investment decision with respect to such investment. Each of the Sellers represents and warrants to Purchaser that, except as otherwise contemplated by this Agreement, it is acquiring the shares of Purchaser Common Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

        3.2    Representations and Warranties of Purchaser.    Purchaser hereby represents and warrants to Sellers that:

          (a)    Organization, Qualification and Corporate Power of Purchaser.    Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect 911 Purchaser. Set forth in Schedule 3.2(a) hereto is a list of each jurisdiction in which Purchaser is qualified to do business as a foreign corporation. Purchaser has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted. True and correct copies of the Certificate of Incorporation of Purchaser, as amended to date, the Bylaws of Purchaser, and all minutes and actions of the shareholders and board of directors of Purchaser have been delivered or made available to Sellers, and all actions taken and required to be taken prior to the date hereof are properly reflected in such minutes and actions. Set forth in Schedule 3.2(a) hereto are true and correct lists of the directors and officers of Purchaser as of the Closing Date. Purchaser is the sole shareholder of BCG eFuels, Inc., a corporation formed under the laws of British Columbia ("ENRG Fuel Canada"), ENRG Fuel USA, Inc., a California corporation ("ENRG Fuel USA"), which, in turn, owns all of the issued and outstanding capital stock of BCG eFuels, Inc., an Arizona corporation ("BCG eFuels" and together with ENRG Fuel Canada and ENRG Fuel USA, the "Purchaser Subsidiaries"), and has no other direct or indirect interest in any firm, corporation, partnership, limited liability company, joint venture, association or other business organization.

          (b)    Organization, Qualification and Corporate Power of the Purchaser Subsidiary.    Each of the Purchaser Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction where it is organized. Each of the Purchaser Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its activities or of its properties owned or leased makes such qualification necessary, except any jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Purchaser Subsidiary. Set forth in Schedule 3.2(b) hereto is a list of each jurisdiction in which each Purchaser Subsidiary is qualified to do business as a foreign corporation. Each Purchaser Subsidiary has all requisite power and authority to own and operate its properties and to carry on its business as now being conducted. True and correct copies of the Certificate of Incorporation of each Purchaser Subsidiary, as amended to date, the Bylaws of each Purchaser Subsidiary, and all minutes and actions of the shareholders and board of directors of each Purchaser Subsidiary have been delivered or made available to Sellers, and all actions taken and required to be taken prior to the date hereof are properly reflected in such minutes and actions of each Purchaser Subsidiary. Set forth in Schedule 3.2(b) hereto are true and correct lists of the directors and officers of each Purchaser Subsidiary as of the Closing Date.

          (c)    Authorization Binding Agreement.    The execution and delivery of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Purchaser. This Agreement and all other instruments required hereby to be executed and delivered by Purchaser have been, or will be, duly executed and delivered by Purchaser and are, or when delivered will be binding obligations of Purchaser, enforceable against Purchaser, in accordance with their terms, subject as to enforceability, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The shares of Common Stock to be issued to the Sellers pursuant to Section 2.1(a) of this Agreement have been duly authorized for issuance by Purchaser, upon their issuance hereunder, will be validly issued, fully-paid and nonassessable and will not be issued in contravention of any preemptive or other rights of any other person or entity.

          (d)    No Conflicts with Other Instruments.    Except as set forth in Schedule 3.2(d) hereto, neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Purchaser is subject or any provision of the Certificate of Incorporation or Bylaws of Purchaser, or any Purchaser Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which Purchaser or any Purchaser Subsidiary is bound or to which any of its assets are subject (or result in the imposition of any lien or other encumbrance upon any of its assets) which has not been previously waived by Sellers on notice previously given, except for any such violation, conflict or default that would not have a Material Adverse Effect on the Purchaser or the Purchaser Subsidiaries, taken together as a whole.

          (e)    Notices, Consents and Approvals.    Except as set forth in Schedule 3.2(d) hereto, neither Purchaser nor any Purchaser Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental authority or other entity in order for the parties hereto to consummate the transactions contemplated by this Agreement, except where the failure to give such notice, to file, or to obtain any such authorization, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or the Purchaser Subsidiaries, taken together as a whole, to consummate the transactions contemplated by this Agreement.

          (f)    Capitalization.    The authorized capital stock of Purchaser consists of 102,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, $.000l par value, of which 13,120,772 shares are issued and outstanding, which are owned of record by the stockholders and in the amounts reflected on Schedule 3.2(e) hereto (the "Purchaser Stockholders") and 2,000,000 shares of preferred stock, $0001 par value, none of which is issued and outstanding. All of the Purchaser Shares have been duly and validly authorized and issued and are fully paid and nonassessable, and none of the Purchaser Shares was issued in violation of the Certificate of Incorporation or Bylaws of Purchaser or any pre-emptive right of any shareholder. Except as set forth on Schedule 3.2(f) hereto, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Purchaser to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any equity interests in Purchaser. Purchaser stockholders are the only holders of capital stock of Purchaser, and the Purchaser Shares represent each and every equity interest in Purchaser. Except as set forth on Schedule 3 .2(f) hereto, there is no agreement, restriction or encumbrance to which Purchaser is a party or by which it is bound (such as a right of first refusal, right of first offer, option, voting trust, proxy, power of attorney, pre-emptive rights or the like) with respect to the acquisition, disposition or voting of equity interests in Purchaser.

          (g)    Claims and Proceedings.    Except as set forth in Schedule 3.2(g) hereto, there is no legal action, suit, arbitration or other legal, administrative or governmental proceeding or investigation pending and served or, to the knowledge of Purchaser, threatened against Purchaser, any Purchaser Subsidiary, or any of their properties, assets or business, including, without limitation, any action, proceeding or investigation relating to product liability, antitrust or anti-competition, intellectual property infringement or misappropriation, or environmental matters, and, except as set forth in Schedule 3.2(g), neither Purchaser nor any of the Purchaser Subsidiaries is subject to any outstanding order, judgment, writ, injunction or decree of any court or governmental authority.

          (h)    Product Liability.    Except as set forth in Schedule 3.2(h) hereto, during the past five (5) years there have been no product liability actions brought against Purchaser or any Purchaser Subsidiary in any court nor any governmental investigations instituted with respect to any of the products sold or held for sale by Purchaser or any Purchaser Subsidiary.

          (i)    Purchaser Financial Statements.    Attached as Schedule 3.2(i) hereto are (a) unaudited consolidated financial statements of the Purchaser at November 30, 2002, together with the related consolidated statements of operations, stockholders' capital and cash flow, for the eleven months then ended (the "Purchaser Financial Statements"), and (b)an unaudited consolidated balance sheet at November 30, 2002 (the "Purchaser Balance Sheet Date") of the Purchaser (the "Purchaser Balance Sheet"). The Purchaser Balance Sheet presents fairly the financial condition of Purchaser at the Purchaser Balance Sheet Date, and has been prepared in accordance with GAAP. Purchaser has made available to the Sellers all the work papers requested by the Sellers which were used by Purchaser to create the Purchaser Financial Statements and the Purchaser Balance Sheet. To the knowledge of Purchaser, other than as and to the extent disclosed or reserved against in the Purchaser Balance Sheet, Purchaser has no material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, asserted, unasserted or otherwise, and whether due or to become due, including, without limitation, deferred compensation obligations or tax or product liabilities, and whether incurred in respect of or measured by income for any period up to and including the date of the Closing or arising out of transactions entered into, or any state of facts existing, prior to or on the date of the Closing) except: (i) liabilities and obligations incurred in the Ordinary Course of Business of Purchaser since the Purchaser Balance Sheet Date, (ii) liabilities and obligations set forth in, or arising under, leases, agreements, contracts or commitments set forth in any schedule hereto, and (iii) liabilities and obligations which would otherwise be required to be disclosed pursuant to the representations and warranties set forth in the various paragraphs of this Section 3.2 but are not by reason of the express exceptions to disclosure included in the various paragraphs of this Section 3.2.

          (j)    Tax Matters.    Purchaser and each Purchaser Subsidiary has timely filed all material Tax Returns required to be filed by it, including but not limited to those with respect to income, premiums, withholding, social security, unemployment, franchise, ad valorem, excise and sales Taxes, and has paid all Taxes shown on such returns and all material assessments made against it to the extent such have become due. All of such Tax Returns were complete and accurate in all material respects. No Tax Return filed by Purchaser or by any Purchaser Subsidiary has been audited and no claim for additional Taxes for any years has been made by any taxing authority and is pending. Neither Purchaser nor any Purchaser Subsidiary has received a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved, and no taxing authority has asserted in writing to Purchaser or any Purchaser Subsidiary that there is a basis for any deficiency or assessment. Proper and accurate amounts have been withheld by Purchaser and each of the Purchaser Subsidiaries from their respective employees, contractors, creditors and other third parties for Tax purposes in compliance with all applicable laws Purchaser and each of the Purchaser Subsidiaries has collected and/or paid all material sales and use Taxes required to be collected or paid by it. Neither Purchaser nor any Purchaser Subsidiary has extended the time for assessment or payment of any Tax. Purchaser has delivered or made available to Sellers true and correct copies of all income Tax Return of Purchaser and each Purchaser Subsidiary together with true and correct copies of all requested accountants' work papers relating to the preparation thereof. There are no material liens for Taxes (other than current Taxes not yet due and payable) upon the Purchaser Shares or any asset or property of Purchaser or any Purchaser Subsidiary. There is no contract, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of Purchaser or any Purchaser Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible as a result of Section 280G or Section 162 of the Code. Other than pursuant to this Agreement, neither Purchaser nor any Purchaser Subsidiary is a party to or bound by (nor will it prior to the Closing become a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement which includes a party other than Purchaser and the Purchaser Subsidiaries. None of the assets of Purchaser or any Purchaser Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither Purchaser nor any Purchaser Subsidiary has participated in (and prior to the Closing will not have participated in) an international boycott within the meaning of Section 999 of the Code.

          (k)    Absence of Certain Changes or Events.    Except as consented to by Sellers in writing and except as set forth on Schedule 3.2(k) hereto, since the Purchaser Balance Sheet Date:

              (i)  neither Purchaser nor any Purchaser Subsidiary has incurred any obligations or liabilities which were not incurred in the Ordinary Course of Business; made any loans to or guaranteed any indebtedness of others; prepaid any indebtedness; changed or modified any existing accounting method, principle or practice; mortgaged, pledged or subjected to a lien, charge or encumbrance any of its assets, tangible or intangible, other than mechanic's or materialmen's liens or other statutory liens arising in the Ordinary Course of Business; sold, transferred or otherwise disposed of any of its tangible assets, except for sales of inventory in the Ordinary Course of Business; sold, assigned or transferred any patents, trademarks, trade names, service marks or other intangible assets; suffered any business interruption or disruption or labor disputes, whether or not covered by insurance; entered into or modified any agreement, contract or commitment other than in the Ordinary Course of Business or waived any rights of substantial value; purchased any capital assets for use in the Ordinary Course of Business of Purchaser in the aggregate in excess of $25,000; leased any assets as lessee or lessor; terminated or modified any lease to which it is a party or by which it is bound, except for terminations of leases which expired in accordance with their terms; suffered any material destruction of its properties, whether or not covered by insurance, ordinary wear and tear excepted; become subject to any other event or condition which would,have a Material Adverse Effect, other than general changes in market conditions generally affecting the industry of which it is a part and similarly situated competitors; or entered into any other transaction other than in the Ordinary Course of Business;

             (ii)  no dividends or other distributions have been declared, set aside, made or paid;

            (iii)  no equity interests of Purchaser or any Purchaser Subsidiary have been purchased, redeemed or otherwise acquired, directly or indirectly, by Purchaser or any Purchaser Subsidiary from any shareholder;

            (iv)  no equity interests or other securities of Purchaser or any Purchaser Subsidiary, or options or other rights of the type referred to in Section 3.2(f) hereof, have been issued or authorized for issuance;

             (v)  except as disclosed in Schedule 3.2(k), neither Purchaser nor any Purchaser Subsidiary has increased or decreased the compensation of any of its officers or employees, except pursuant to past practices as disclosed to Sellers, and no sums or other assets have been paid to or withdrawn by the officers or employees of Purchaser or any Purchaser Subsidiary, except for ordinary compensation and fees, payments under established compensation or incentive plans, ordinary expense reimbursement and similar payments, all in accordance with past custom and practice and as specifically contemplated by this Agreement; and

            (vi)  neither Purchaser nor any Purchaser Subsidiary has entered into any commitment to do any of the foregoing.

          (l)    Real Property.    Neither Purchaser nor any Purchaser Subsidiary owns or has an option to purchase any real property. Schedule 3.2(l) sets forth a true and complete list of all leases of real property to which Purchaser or any Purchaser Subsidiary is a party. Purchaser and each Purchaser Subsidiary enjoys quiet possession under each of its respective leases, each of which is enforceable in accordance with its terms against the lessor thereunder and to the knowledge of Purchaser, no party is in default under the terms of any of its leases or other agreements described in Schedule 3.2(1); and to the knowledge of the Purchaser, no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default.

          (m)    Title to Assets, Purchaser Permitted Encumbrances.    Purchaser has good title to all of its assets (except for Purchaser Intellectual Property, which is separately addressed in Section 3.2(z), below) free and clear of any liens, mortgages, pledges, encumbrances, defects or other restrictions or rights of third parties, except (i) as set forth in Schedule 3.2(m) hereof and, (ii) such liens, charges, claims or encumbrances as will be waived, satisfied or discharged on or prior to the Closing Date (the "Purchaser Permitted Encumbrances"). In the case of tangible personal property used by Purchaser or any Purchaser Subsidiary in connection with its business, but not owned by it, it has an enforceable right to use such property pursuant to a written lease, license or other agreement or understanding. Except for ordinary wear and tear, all tangible personal property owned or leased by Purchaser and by each Purchaser Subsidiary is in good operating condition. Such assets, together with the tangible personal property used by Purchaser and each Purchaser Subsidiary under leases, licenses and other agreements, constitute all assets (excluding Purchaser Intellectual Property) necessary for conducting its business as now conducted.

          (n)    Contracts.    Set forth in Schedule 3.2(n) hereto is a list of contracts or commitments (hereinafter collectively "contracts") required to be listed pursuant to the third sentence of this Section 3.2(n) and to the extent such contracts are evidenced by documents, true and correct copies thereof in all material respects have been delivered or made available to the Sellers unless otherwise noted hereinafter. All such contracts and all other material contracts to which Purchaser or any Purchaser Subsidiary is a party or by which any of them are bound are enforceable against them and, to the knowledge of Purchaser, against the other parties thereto. Except as set forth in Schedule 3.2(n) hereto, neither Purchaser nor any of the Purchaser Subsidiaries is a party to or bound by any:

              (i)  contract with any labor union or any collective bargaining agreement;

             (ii)  written or oral severance pay plan or agreement; agreements with respect to leased or temporary employees; stock purchase plan; stock option plan; fringe benefit plan; incentive plan; bonus plan; cafeteria or flexible spending account plan; and any deferred compensation agreement or plan, program or arrangement;

            (iii)  employment (exclusive of employment at will without written agreement), agency, consulting or similar service contract;

            (iv)  agreement (including sales representative, broker or distributorship agreement) for the payment of royalties, fees, commissions, or other compensation which involves payment on product sales (in the case of distributorship agreements) of $25,000 or more per year or is not terminable by Purchaser or any Purchaser Subsidiary without cost or penalty upon 30 days' or less notice;

             (v)  lease, whether as lessor or lessee, with respect to any real or tangible personal property which involves payment of $25,000 or, more per year;

            (vi)  contract as licensor or licensee for the license of any patent, know-how, trademark, trade name, service mark or other intangible asset other than software licenses;

           (vii)  material guaranty, suretyship, indemnification or contribution agreement (other than warranties made in the Ordinary Course of Business), and has not received any notices or claims made by or against Purchaser with respect to any of the foregoing;

          (viii)  loan agreement, promissory note or other document evidencing indebtedness of or to Purchaser or any Purchaser Subsidiary (other than trade accounts payable or receivable and other indebtedness incurred in the Ordinary Course of Business and not for money borrowed, other than as disclosed in the Purchaser Financial Statements);

            (ix)  material mortgage, security agreement, sale-leaseback agreement or other agreement which effectively creates (or could reasonably be expected, in the future, to create) a lien on any assets of Purchaser or any Purchaser Subsidiary in excess of $25,000;

             (x)  contract for the purchase of capital assets or for remodeling or construction which involves payment of $25,000 or more a year;

            (xi)  contract for advertising or promotional services to be rendered for Purchaser or any Purchaser Subsidiary which involves payment of $25,000 or more a year;

           (xii)  contract concerning confidentiality or restricting Purchaser or any Purchaser Subsidiary from engaging in business or from competing with any other parties;

          (xiii)  material contract with any officer, director or affiliate of Purchaser or any Purchaser Subsidiary or any entity owned, in whole or in part, directly or indirectly, by any such officer, director or affiliate;

          (xiv)  purchase or sales orders for merchandise or supplies outside the Ordinary Course of Business in excess of $25,000;

           (xv)  plan of reorganization;

          (xvi)  any other contract involving the acquisition or disposition of $25,000 or more in assets;

         (xvii)  agreement concerning a partnership, limited liability company or joint venture; or

        (xviii)  any other contract not otherwise disclosed in a schedule to this Agreement which involves payments of $25,000 or more a year and is not terminable by Purchaser or any Purchaser Subsidiary, as the case may be, without cost or penalty upon 30 days' or less notice.

          (o)    No Defaults.    Except as set forth in Schedule 3.2(o) hereto, to the knowledge of Purchaser, neither Purchaser nor any Purchaser Subsidiary is in material default and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a material default by Purchaser or any Purchaser Subsidiary under any material lease, indenture, loan agreement, contract, instrument or other agreement to which it is a party or by which it or any of its assets is bound. To the knowledge of Purchaser, except as set forth in Schedule 3.2(o) hereto, neither Purchaser nor any Purchaser Subsidiary has received notice that any party with whom it has any agreement or contract is not in compliance in all material respects therewith. Neither Purchaser nor any Purchaser Subsidiary is in violation of its Bylaws except where such violation would not have a Material Adverse Effect.

          (p)    Transactions with Affiliates.    Except as set forth in Schedule 3.2(p) hereto, no director, officer or shareholder of Purchaser or any Purchaser Subsidiary, nor any person who is a member of the immediate family or an affiliate of any such director, officer or shareholder, (i) has any material direct or indirect interest, as director, officer, partner, member, shareholder or otherwise, in any entity that does business with Purchaser or any Purchaser Subsidiary, or in any property, asset or right which is used by Purchaser or any Purchaser Subsidiary in the conduct of its business, or (ii) has any contractual relationship with Purchaser or any Purchaser Subsidiary other than as an officer, director or employee.

          (q)    Insurance.    Schedule 3.2(q) hereto sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which either Purchaser or any Purchaser Subsidiary is a party, a named insured or otherwise the beneficiary of coverage:

              (i)  the name, address and telephone number of the agent;

             (ii)  the name of the insurer, the name of the policyholder and the name of each covered insured; and

            (iii)  the policy number and the period of coverage.

  To the knowledge of Purchaser, with respect to each such insurance policy: (A) the policy is enforceable in all material respects; (B) insured is not, nor has it received notice that any other party to the policy is, in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; (C) insured has not repudiated, and to the knowledge of Purchaser, no party to the policy has repudiated any material provision thereof; and (D) insured has not received any notice of non-renewal or any proposed material change in the terms upon which such policy is offered for renewal (including, but not limited to, material changes in the premiums payable thereunder or the scope of coverage). Schedule 3.2(q) hereto describes any material self-insurance arrangements affecting the insured.

          (r)    Compliance with Laws, Permits and Licenses.    To the knowledge of Purchaser, Purchaser and each Purchaser Subsidiary is in compliance in all material respects with all applicable federal, state, local or foreign laws, ordinances and regulations. Purchaser and each Purchaser Subsidiary is in material compliance with all judgments, awards, orders, writs, injunctions and decrees with which it is or was required to comply and has received no written notice of any failure to comply which remains uncorrected. Purchaser and each Purchaser Subsidiary has obtained and is now in possession of all material governmental permits, licenses, approvals, authorizations, permissions and similar filings that are required for the operation of its business, including, without limitation, those relating to environmental laws, occupational safety and health and equal employment practices (collectively, the "Purchaser Permits"). To the knowledge of Purchaser, no material notice, citation, summons or order has been issued and served, no complaint has been filed and served and no penalty has been assessed which is outstanding or has been resolved by Purchaser any Purchaser Subsidiary during the five (5) years preceding the date hereof, and, to the knowledge of Purchaser, no investigation or review is pending or threatened, by any governmental or other entity with respect to the Purchaser Permits.

          (s)    Employment Matters.    Neither Purchaser nor any Purchaser Subsidiary is subject to any work stoppage or union picketing or, to the knowledge of Purchaser, any other labor dispute or disturbance or any other unfair labor practice charge resulting in a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken together as a whole. There is no collective bargaining unit representing any of the employees of Purchaser or any Purchaser Subsidiary. To the knowledge of Purchaser, no petition has been filed and is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of employees of Purchaser or any Purchaser Subsidiary by a labor organization, nor to the knowledge of Purchaser, is there at present any solicitation or campaign by any labor organization or employee for the representation of employees of Purchaser or any Purchaser Subsidiary by a labor organization. Purchaser and each Purchaser Subsidiary are in material compliance with all requirements of applicable federal, state, local and foreign laws and regulations governing employee relations, including but not limited to, anti-discrimination laws, wage/hour laws, labor relations laws and occupational safety and health laws. Neither Purchaser nor any Purchaser Subsidiary has engaged in any plant closing, workforce reduction or other action which has resulted or could result in liability under the Workers Adjustment and Retraining Notification Act or issued any notice that any such action is to occur in the future. Purchaser and each Purchaser Subsidiary is in compliance with all material, applicable requirements of the Immigration Reform and Control Act and has in its file properly completed copies of Form 1-9 for all employees to whom that requirement applies.

          (t)    Employee Benefit Plans.    Except as disclosed in Schedule 3.2(t) hereto, neither Purchaser nor any Purchaser Subsidiary maintains or contributes to any employee benefit plan (including any employee welfare benefit plan, any employee pension benefit plan or any multiemployer pension plan) whether or not subject to ERISA. Except as disclosed in Schedule 3.2(t) hereto, neither Purchaser nor any Purchaser Subsidiary has a form of plan or agreement with any of its current or former employees, officers or directors providing for options to purchase equity interests or any other present or future employee benefits (including, without limitation, health benefits) or deferred compensation of any nature whatsoever (hereinafter collectively referred to as a "plan"). To the knowledge of Purchaser, each plan (and each related trust, insurance contract or fund) is in compliance in all material respects in form and in operation with all applicable requirements of ERISA, the Code, and any other applicable federal or state law or regulation. Each plan has, to the knowledge of Purchaser, been administered in all material respects in accordance with its plan documents and the applicable laws and regulations, and to the knowledge of Purchaser, there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to a plan which could result in an excise tax or other claim or liability against Purchaser, any Purchaser Subsidiary, any plan or any fiduciary of a plan. To the knowledge of Purchaser, all health plans, programs or arrangements subject to Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been operated in accordance therewith in all material respects, and Purchaser is not aware of any failure to comply therewith with respect to any employee or former employee of Purchaser, any Purchaser Subsidiary, or any qualified beneficiary thereof. No representation has been made to any employee or former employee of Purchaser or any Purchaser Subsidiary with respect to any plan which would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the plan, including, without limitation, representations as to post-retirement health or death benefits. A true and correct copy of each of the plans and agreements listed in Schedule 3.2(t) hereto, together with the summary plan description prepared with respect to such plan, if any, has been furnished or made available to the Sellers by Purchaser.

          (u)    Relationships with Suppliers.    Except as set forth in Schedule 3.2(u) hereto, neither Purchaser nor any Purchaser Subsidiary has experienced material difficulties in securing the equipment, supplies or services necessary to conduct its business, nor does it anticipate any material difficulties with respect thereto prior to the Closing Date. Since November 30, 2002, no supplier of more than $25,000 in calendar year 2002 in merchandise, supplies or services to Purchaser or any Purchaser Subsidiary has, to the knowledge of Purchaser, refused in writing to supply further merchandise, supplies or services to Purchaser or any Purchaser Subsidiary, and it has not received any threatened refusals or terminations in writing by any such supplier of its relationship with Purchaser or any Purchaser Subsidiary.

          (v)    Relationships with Customers.    Since November 30, 2002, none of the five largest customers (as measured by sales volume) in goods or services of Purchaser or any Purchaser Subsidiary has, to the knowledge of Purchaser, refused in writing to continue to purchase further merchandise or services from them or made any significant reductions in the volume of merchandise or services customarily purchased from them, other than reductions consistent with historical purchasing patterns of such customer of which the Sellers have been advised, and Purchaser has no knowledge of any such threatened terminations or reductions by any such customer of its relationship with Purchaser or any Purchaser Subsidiary. To the knowledge of Purchaser, the relationship of Purchaser and each Purchaser Subsidiary with its current customers is satisfactory.

          (w)    Accounts Receivables.    All accounts receivable of Purchaser and each Purchaser Subsidiary have arisen in the Ordinary Course of Business, are reflected properly on their respective books and records, and constitute enforceable obligations of the account debtors and obligors, enforceable in accordance with their terms at the amounts recorded therefor in the books and records, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (x)    Inventory.    Except as set forth in Schedule 3.2(x) hereto, there have been no material changes in the inventory of Purchaser or any Purchaser Subsidiary since the Purchaser Balance Sheet Date, except changes in the Ordinary Course of Business which are properly reflected on the books and records of Purchaser and each Purchaser Subsidiary. Except as set forth in Schedule 3.2(x) hereto, the booked inventory of Purchaser and each Purchaser Subsidiary (and the previously booked inventory of Purchaser and each Purchaser Subsidiary that has been returned to suppliers), net of booked reserves, consists in all material respects of items of a quality and quantity useable or saleable in the Ordinary Course of Business immediately prior to the Closing, provided that for purposes of this paragraph 3.2(x), the sale of any such inventory at a price insufficient to cover the booked cost thereof, in the aggregate, shall not be deemed to be in the Ordinary Course of Business of Purchaser.

          (y)    Products.    Except as set forth in Schedule 3.2(y), to the knowledge of Purchaser, all of the products sold and delivered by Purchaser and each of the Purchaser Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express warranties, and neither Purchaser nor any Purchaser Subsidiary has material unreserved liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, subject only to liabilities or expenses with respect to nonconforming products subject to warranty contracts or periods reasonably consistent with the amount of such liabilities and expenses historically experienced by Purchaser and each Purchaser Subsidiary.

          (z)    Intellectual Property.

              (i)  "Purchaser Intellectual Property" means software programs, licenses to third party software programs, know-how, trade secrets, confidential information, research, reports, formulae, recipes, compositions, process procedures, techniques, ideas, inventions (whether patentable or not and whether or not reduced to practice), invention records, registered designs, data, database rights, design rights, patents (including continuations, continuations-in-part, divisionals, other extensions, reissued patents and reexamined patents), trade names, corporate names, service marks, domain names and other electronic communication identifications, trademarks, trade dress, logos, copyrights, moral rights, mask works, rights of publicity, licenses to, rights in, translations, adaptations derivations, applications issuances, registrations and renewals for any of the foregoing and other intangible property concerning Purchaser or each Purchaser Subsidiary, or its business or necessary for the use, operation, maintenance or repair thereof (whether or not used on or before the Closing Date) including without limitation those items listed on Schedule 3.2(z) and any rights of Purchaser or any Purchaser Subsidiary to the use of the name "ENRG" and any variations or components of and logos associated with such name, and rights in the nature of any of the aforesaid items in any country or jurisdiction and rights in the nature of unfair competition rights and rights to sue for passing off.

             (ii)  Except as set forth on Schedule 3.2(z), (A) to the knowledge of Purchaser, Purchaser and each Purchaser Subsidiary owns and possesses without restriction, all right, title, and interest, freely transferable and free of any liens, security interests, licenses, claims or restrictions of others, in and to the Purchaser Intellectual Property necessary for the operation of the business of Purchaser and each Purchaser Subsidiary as currently conducted; (B) to the knowledge of Purchaser, neither Purchaser nor any Purchaser Subsidiary has received any notice of invalidity, infringement, or misappropriation from any third party with respect to any Purchaser Intellectual Property; (C) to the knowledge of Purchaser, neither Purchaser nor any Purchaser Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property of any third parties; (D) to the knowledge of Purchaser, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Purchaser Intellectual Property; (B) all patented, registered, or applied for Purchaser Intellectual Property has been properly maintained and renewed in accordance with all applicable legal requirements, and are currently in force; and (F) no material licensing fees, royalties or payments are due and payable by Purchaser or any Purchaser Subsidiary for the Purchaser Intellectual Property. No licenses or other rights have been granted by Purchaser or any Purchaser Subsidiary and it has no obligation to grant any licenses or other rights, with respect to any Purchaser Intellectual Property.

            (iii)  The transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title, and interest of Purchaser or any Purchaser Subsidiary in and to any Purchaser Intellectual Property. Purchaser and each Purchaser Subsidiary has taken all necessary actions to maintain and protect the Purchaser Intellectual Property and shall continue to maintain and protect those rights before the Closing so as not to Materially Adversely Affect the validity or enforcement of Purchaser Intellectual Property. All independent contractors who are currently participating in the creation or development of any portion of Purchaser Intellectual Property have executed an agreement with Purchaser and each Purchaser Subsidiary, as the case may be, assigning all right, title and interest in such portion of the Purchaser Intellectual Property to Purchaser or the Purchaser Subsidiary, as the case may be. Except for such actions as would not have a Material Adverse Effect, neither Purchaser nor any Purchaser Subsidiary has caused any

  Purchaser Intellectual Property to enter the public domain, or taken any action which has in any way affected its absolute and unconditional ownership of any portion of the Purchaser Intellectual Property.

          (aa)    Environmental Matters.

              (i)  Neither Purchaser nor any Purchaser Subsidiary has deposited, nor to the knowledge of Purchaser are there present in, on or under the Purchaser Existing Property (as hereinafter defined) any Hazardous Substances in such form or quantities and so situated as to create any liability or obligation under any Environmental Law for Purchaser or any Purchaser Subsidiary. To the knowledge of Purchaser, all Hazardous Substances on the Purchaser Existing Property are properly stored above ground, and the wastes therefrom are being stored, transported, treated and/or disposed of in compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws, except where failure to do so would not have a Material Adverse Effect.

             (ii)  Neither Purchaser nor any Purchaser Subsidiary has not deposited nor, to the knowledge of Purchaser, are there present in, on or under the Purchaser Leased Property or Purchaser Owned Property (as hereinafter defined) any Hazardous Substances in such form or quantity and so situated as to create any liability obligation under any Environmental Law for Purchaser or any Purchaser Subsidiary. To the knowledge of Purchaser, all Hazardous Substances stored by or on behalf of the Purchaser or any Purchaser Subsidiary on the Purchaser Leased Property or Purchaser Owned Property were properly stored above ground, and the wastes therefrom were stored, transported, treated and/or disposed of in compliance with all applicable laws, regulations, ordinances and codes, including, but not limited to, the Environmental Laws.

            (iii)  To the knowledge of Purchaser there are no substances or conditions in, on or under the Purchaser Existing Property that could support a claim or cause of action against Purchaser or any Purchaser Subsidiary under any Environmental Law, which claim or cause of action could result in a Material Adverse Effect.

            (iv)  To the knowledge of Purchaser, there are no substances or conditions in, on or under the Purchaser Leased Property or Purchaser Owned Property that could support a claim or cause of action against Purchaser or any Purchaser Subsidiary under any Environmental Law, which claim or cause of action could result in a Material Adverse Effect.

             (v)  No activity has been undertaken on the Purchaser Existing Property by Purchaser or any Purchaser Subsidiary that would cause or contribute to a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from Purchaser Existing Property so as to create liability for the owner or operator of the Purchaser Existing Property under any Environmental Law, which liability could result in a Material Adverse Effect.

            (vi)  To the knowledge of Purchaser, no activity has been undertaken on the Purchaser Leased Property or Purchaser Owned Property by Purchaser or any Purchaser Subsidiary, or,

    to the knowledge of Purchaser, by any other person, that would cause or contribute to a release or threatened release of Hazardous Substances from the Purchaser Leased Property or Purchaser Owned Property so as to create liability for the owner or operator of the Purchaser Leased Property or Purchaser Owned Property under any Environmental Law.

           (vii)  To the knowledge of Purchaser, Purchaser and each Purchaser Subsidiary has and at all times has had in full force and effect, and are and at all times has been in compliance in all material respects with, all permits, licenses and other authorizations required by any Environmental Law.

          (viii)  To the knowledge of Purchaser, there is no request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, written request for information or other written request for relief in any form relating to any facility where wastes generated or transported by Purchaser or any Purchaser Subsidiary have been disposed of, placed or located.

            (ix)  To the knowledge of Purchaser, neither Purchaser nor any Purchaser Subsidiary has, in connection with the Purchaser Leased Property or Purchaser Owned Property or otherwise, stored, used, generated, treated, transported, disposed of, or arranged for the disposal of any Hazardous Substances in any manner to create any liability or obligation under any Environmental Law or any other liability or obligation for Purchaser or any Purchaser Subsidiary which liability or obligation could result in a Material Adverse Effect. To the knowledge of Purchaser, neither Purchaser nor any Purchaser Subsidiary has ever sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substances to a facility, site or location that has been placed or is proposed to be placed on the National Priorities List or any state equivalent; to any facility, site or location that is subject to an investigation, claim, administrative order or other request to take clean-up action or remedial action by any person; or to any facility, site or location that is subject to a claim for damages by any person (including any governmental entity), except where such action would not result in a Material Adverse Effect.

             (x)  To the knowledge of Purchaser, there are no pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or written requests or demands for remedial or response actions or for compensation, with respect to the Purchaser Existing Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law.

            (xi)  To the knowledge of Purchaser, the Purchaser Existing Property is not and never has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state, foreign or local agency.

           (xii)  To the knowledge of Purchaser, neither the Purchaser Leased Property nor the Purchaser Owned Property is or ever has been listed on the National Priorities List or on any other list, schedule, log, inventory or record of hazardous waste sites that require environmental remediation maintained by any federal, state, foreign or local agency.

          (xiii)  To the knowledge of Purchaser, Purchaser and each Purchaser Subsidiary has made available to Purchaser all written environmental reports and written investigations which Purchaser or any Purchaser Subsidiary has ever obtained or ordered with respect to the Purchaser Existing Property.

          (xiv)  To the knowledge of Purchaser, Purchaser and each Purchaser Subsidiary has made available to the Sellers all written environmental reports and written investigations which

    Purchaser or any Purchaser Subsidiary has ever obtained or ordered with respect to the Purchaser Leased Property or Purchaser Owned Property.

           (xv)  "Purchaser Leased Property or Purchaser Owned Property" is defined as any parcel of real estate previously owned, leased or otherwise occupied by Purchaser or any Purchaser Subsidiary or in which Purchaser or any Purchaser Subsidiary had any interest, including any lessee's interest, but not including any parcel of real estate defined as "Purchaser Existing Property" pursuant to this paragraph 3.2(aa).

          (xvi)  "Purchaser Existing Property" is defined as any parcel of real property now owned or occupied by Purchaser or in which Purchaser or any Purchaser Subsidiary has any interest, including any lessee's interest.

  As to any Purchaser Leased Property or Purchaser Owned Property or Purchaser Existing Property, as the case may be, this paragraph 3.2(aa) does not apply to any period of time prior to or subsequent to the termination of Purchaser's ownership, occupancy, leasehold interest in or use of such Purchaser Leased Property or Purchaser Owned Property, or Purchaser Existing Property, as the case may be, except with respect to matters and conditions relating to any such prior period of which Purchaser has knowledge.

          (bb)    Equipment.    Schedule 3 .2(bb) hereto contains a list of all items of machinery, tooling, equipment, vehicles, fixtures, tools and office, plant; warehouse and storeroom equipment and furnishings, with an individual value exceeding $5,000, located at the Closing Date in the facilities of Purchaser or any Purchaser Subsidiary or on the Purchaser Leased Property or Purchaser Owned Property other than additions or deletions in the Ordinary Course of Business since the Purchaser Balance Sheet Date and all other tangible personal property concerning or necessary for the use, operation, maintenance or repair thereof (the "Purchaser Equipment").

          (cc)    Condition of Assets.

              (i)  The assets of Purchaser and each Purchaser Subsidiary are, in all respects, except for normal wear and tear, in a condition and working order sufficient so as to not materially impair the present or future operation thereof.

             (ii)  To the knowledge of Purchaser, the facilities used by Purchaser or any Purchaser Subsidiary and the Purchaser Existing Property and the use thereof by the Purchaser or any Purchaser Subsidiary are in compliance in all material respects with all local, state, provincial or federal laws and regulations affecting the current use and occupancy of such facilities.

          (dd)    Fees.    Except as set forth in Schedule 3 .2(dd), neither Purchaser nor any Purchaser Subsidiary has any liability or obligation to pay any fees, commissions or other payment to any broker, finder, agent or third party with respect to the transactions contemplated by this Agreement.

          (ee)    Definition of Knowledge.    For purposes of this Section 3.2, "knowledge" of Purchaser shall mean the actual, and not imputed or constructive, knowledge of Andrew Littlefair, Jim Harger, Mitch Pratt and Garrett Smith and the knowledge which they would have had if they had conducted themselves at the relevant time, with respect to the subject matter, in a manner consistent with a prudent person engaged in the business of Purchaser and the Purchaser Subsidiaries.

          (ff)    Independent Analysis.    Purchaser recognizes that except as expressly provided in this Agreement, neither Sellers, nor any of their respective affiliates, agents or consultants have made any representation or warranty in respect of the future operation of the business or future financial results of the Company upon which Purchaser is relying in entering into this Agreement, or will be relying upon subsequent to the Closing. Purchaser further acknowledges, agrees and recognizes that any cost estimates, projections or other predictions contained or referred to in any document provided to the Sellers or any of their employees, agents or representatives, were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of Sellers or any of its respective affiliates or agents or consultants.

ARTICLE IV
Certain Covenants

        4.1    Covenants of Sellers    Each of the Sellers hereby covenants and agrees with Purchaser as set forth below. Each such covenant shall constitute the separate agreement of such Seller, and no Seller shall be responsible for the performance or breach by any other Seller of any covenant of such other Seller.

          (a)    Approvals, Consents and Other Matters.    Such Seller shall take all necessary action to obtain any approvals of regulatory authorities, consents and other approvals required to carry out the transactions contemplated by this Agreement, without creating any violations of any laws or any defaults (or liens on assets) under, or breaches or terminations of, or increases in the consideration payable by the Company and each of the Blue Energy Entities under, any agreements, and shall cooperate with Purchaser to obtain all such approvals and consents. Such Seller shall use such Seller's commercially reasonable efforts to satisfy at or before the Effective Time each of the conditions set forth in Section 5.1 hereto.

          (b)    Confidentiality.    Such Seller shall hold in strict confidence all documents and information concerning Purchaser furnished to such Seller and such Seller's representatives in connection with the transactions contemplated by this Agreement and all documents and information concerning Purchaser and the transactions contemplated hereby and shall not release or disclose such documents or information to any other person, except as required by law, and except to such Seller's accountants, attorneys, agents, advisors and personnel in connection with this Agreement, with the same undertaking from such accountants, attorneys, agents, advisors and personnel. Regardless of whether the transactions contemplated by this Agreement shall be consummated, such confidence shall be maintained and such information shall not be used in competition with Purchaser and all such documents shall immediately after the Effective Time or the termination of this Agreement, as the case may be, be returned to Purchaser. Notwithstanding the foregoing, such information shall not be considered confidential if it (i) was already in the possession of any of the Sellers, (ii) is or becomes generally available to the public other than as a result of disclosure by any Seller or its representatives, (iii) becomes available to any of the Sellers on a non-confidential basis from a source other than Purchaser; or (iv) is independently developed by any of the Sellers.

          (c)    Covenant Not to Compete.

              (i)  As used in this covenant, the term Perseus shall include Perseus, L.L.C. and its affiliated private equity investment funds. Perseus covenants and agrees that for the period of the lesser of (A) five (5) years after the Closing Date and (B) two (2) years after the date Perseus ceases to be a stockholder of the Purchaser, Perseus will not, without the written consent of the Purchaser, at any time, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, stockholder, partner or in any other manner whatsoever, carry on or be engaged in or have an equity or ownership interest in, or advise, or permit its name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, company, corporation or partnership engaged in or concerned with or having an interest in, the business of selling or distributing compressed natural gas or liquefied natural gas as a transportation fuel anywhere in North America (the "Business"); provided that the foregoing covenant and restriction shall not (x) apply with respect to any investment by Perseus (or any of its affiliates) in any company whose securities are publicly traded unless after such investment Perseus (together with its affiliates) will control such company and (y) shall not prohibit Perseus from carrying on, engaging in, assisting, consulting for or having any financial or other interest in any entity if (A) the Business conducted by such entity represents less than 20% of such entity's total revenues and (B) Perseus does not provide any services, assistance or consultation with respect to the Business.

             (ii)  Perseus agrees that all restrictions contained in this Section 4.1(c) are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by it. It is the desire and intent of the parties that the provisions of this Section 4.1(c) shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction within the United States of America and Canada in which enforcement is sought. If any court determines that any provision of this Section 4.1(c) is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 4.1(c) in the jurisdiction of the court that has made the adjudication.

          (d)    Settlement Regarding DFW Airport CNG Fueling Partnership, LLP.    Perseus agrees that it shall contribute up to $45,000 in total for the settlement of any disputes with PNI I, L.L.C./PNI II, L.L.C., Knight Enterprises Management, L.L.C., and Basye & Associates, Inc. (collectively, the "Potential Partners"). To the extent that any settlement is reached with the Potential Partners resulting in an amount payable to the Potential Partners by the Company, the Blue Energy Entities, the Purchaser, Perseus or any other Seller that is less than $45,000, Perseus shall be obligated to pay only such amount. Neither Perseus nor the Sellers shall have any further liability with respect to the Potential Partners other than as set forth in this Section 4.1(d).

          (e)    Indemnification re Rights Holders.    The Sellers agree to indemnify and hold the Purchaser and any of its affiliates, including the Company and the Blue Energy Entities from and after the Closing, harmless from and against any (i) attempt by any holder of a stock option or warrant issued by the Company or by any of the Blue Energy Entities prior to the Closing to exercise such option or warrant at any time, (ii) any claim by any holder of phantom shares issued by the Company or by any of the Blue Energy Entities prior to the Closing, and Perseus further agrees to take such actions as may be necessary to satisfy the obligations of the Company and the Blue Energy Entities to the holders of such options, warrants and phantom stock. Purchaser agrees to notify the Sellers of attempts by holders of such options, warrants or phantom shares to exercise their rights thereunder.

        4.2    Covenants of Purchaser.    Purchaser hereby covenants and agrees with Sellers and Purchaser as follows:

          (a)    Approvals, Consents and Other Matters.    Purchaser shall take all necessary action and use its commercially reasonable efforts to obtain any approvals of regulatory authorities, consents and other approvals required to carry out the transactions contemplated by this Agreement known by Purchaser to be applicable to the transactions contemplated hereby, and shall cooperate with Sellers to obtain all such approvals and consents. Purchaser shall use its commercially reasonable efforts to satisfy at or before the Effective Time each of the conditions set forth in Sections 5.2 hereto.

          (b)    Confidentiality.    Until the Effective Time, Purchaser shall hold in strict confidence all documents and information concerning the Company furnished to Purchaser and its representatives in connection with the transactions contemplated by this Agreement and shall not release or disclose such information to any other person, except as required by law, and except to Purchaser's accountants, attorneys, agents, advisors and employees in connection with this Agreement with the same undertaking from such accountants, attorneys, financial advisors and employees. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with the Company, and all such documents shall immediately after termination of this Agreement be returned to the Company and the Sellers, as may be appropriate. Notwithstanding the foregoing, such information shall not be considered confidential if it (i) was already in Purchaser's possession, (ii) is or becomes generally available to the public other than as a result of disclosure by Purchaser and its representatives, (iii) becomes available to Purchaser on a non-confidential basis from a source other than Sellers or the Company, as the case may be, or (iv) is independently developed by Purchaser.

        4.3    Certain Tax Covenants    Purchaser and Sellers acknowledge that the acquisition of the Interests pursuant hereto is a taxable disposition within the meaning of Section 1001 of the Code and the Treasury Regulations thereunder and that, pursuant to Internal Revenue Service Revenue Ruling 99-6, 1999-1 CB 432 (Situation 2), the purchase of the Interests pursuant hereto for federal and state income tax purposes will be treated (i) as a sale of the Interests with respect to Sellers and (ii) with respect to Purchaser, as (A) a purchase by Purchaser of all the assets of each Blue Energy Entity and assumption by Purchaser of all the liabilities of each Blue Energy Entity, other than any liabilities for which the Purchaser is required to be indemnified in accordance with this Agreement, and (B) a purchase by Purchaser of all the assets of the Company and assumption by Purchaser of all the liabilities of the Company other than any liabilities for which the Purchaser is required to be indemnified in accordance with this Agreement, not including any assets and liabilities described in the immediately preceding clause (A). The consideration for the assets so considered to have been purchased by Purchaser (the "Assets"), as determined for federal income tax purposes pursuant to Treasury Regulation 1.1060-1(c) (the "Tax Purchase Price"), shall be allocated as provided in Treasury Regulations Sections 1.1060-1(c) and this Section 4.3. For purposes of determining the Tax Purchase Price, the parties agree that the fair market value of the Common Stock of Purchaser to be issued pursuant to Section 2.1(a) of this Agreement is $2.96 per share as of Closing and that the fair market values of the warrants to be issued pursuant to Section 2.1(b) and Section 2.1(c) are $2.96 per share and $5.00 per share, respectively. References in this Section 43 to a "Class" of Assets refers to the designated "Class" as defined in Treasury Regulations Section 1.338-6(b). Purchaser and Sellers shall execute and file all Tax Returns in a manner consistent with any valuations and allocations determined pursuant to this Section 4.3 and shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with any such valuation or allocation, except (i) pursuant to a final "determination" (as defined in Section 1313(a) of the Code) or (ii) in accordance with a written opinion of legal counsel to the effect that failing to take such consistent position would more likely than not subject Purchaser or Sellers, as the case may be, to Tax penalties. Purchaser and Sellers shall timely file any Form 8594 and any other form required to be filed with the Internal Revenue Service or any state or local Tax authority in accordance with the requirements of Section 1060 of the Code and corresponding provisions of state and local law and that are prepared consistent with the allocations determined pursuant to this Section 4.3. Any redetermination of the Tax Purchase Price within the meaning of Treasury Regulations Section 1.338-7 shall be made as required thereby and shall be taken into account by Purchaser and Sellers in carrying out the provisions of this Section 4.3 and the preparation and filing of Internal Revenue Service Forms 8594 and corresponding state and local Tax Returns. In the event that the allocation of the Tax Purchase Price has not been fully agreed upon in accordance with this Section 4.3 by the time the relevant income Tax Returns of Purchaser, Sellers or the Company are required to be filed (taking available extensions of time into account), then to the extent not so determined, Purchaser, Sellers and the Company shall each file its Tax Returns based on its good faith determination; and if any subsequent agreement with respect to the allocation pursuant to Section 4.3 varies from the manner in which Purchaser or any of the Sellers prepared such Tax Returns, then it shall file an amendment of such Tax Returns in order to make the Tax Return as so filed consistent with the allocation of the Tax Purchase Price as finally determined pursuant to this Section 4.3.

          (a)   Notwithstanding any other provision of this Agreement, Purchaser and Sellers shall not be required to agree on an allocation of the Tax Purchase Price except as expressly set forth in this Section 4.3, but Purchaser and Sellers shall make reasonable efforts in good faith after the Closing to attempt to agree on such allocation consistent with the following principles. The Tax Purchase Price shall be allocated to Class I Assets (cash and certain cash equivalents) to the extent thereof and thereafter Tax Purchase Price first shall be allocated as follows:

              (i)  First, Tax Purchase Price shall be allocated to any Assets that are Class II assets (i.e., actively traded personal property within the meaning of Code Section 1 092(d)(1) and Treasury Regulations Section 1.1092(d)-i, determined without regard to Code Section 1092(d)(3), and certificates of deposit and foreign currency even if they are not such actively traded personal property) in proportion to and to the extent of their fair market values as of the Closing Date, which Purchaser and Sellers agree shall be the face amounts of any certificates of deposit, the face amount multiplied by the exchange rate for foreign currency as reported in the Wall Street Journal, and the closing prices for other Class II Assets on such exchange or trading system as Purchaser and Sellers may select by mutual agreement or as determined in accordance with paragraph (b) of this Section 4.3;

             (ii)  Second, any remaining Tax Purchase Price shall be allocated to Assets that are Class III assets (i.e., accounts receivable) in proportion to and to the extent of their fair market values as of the Closing Date;

            (iii)  Third, any remaining Tax Purchase Price shall be allocated in proportion to and to the extent of their fair market values as of the Closing Date to Assets that are Class IV assets (i.e., stock in trade or other property of a kind that would properly be included in inventory if on hand at the close of a taxable year, or property held primarily for sale to customers in the ordinary course of trade or business), as determined pursuant to a methodology permitted under Internal Revenue Service Revenue Procedure 77-12, 1977-i CB 569;

            (iv)  Fourth, any remaining Tax Purchase Price shall be allocated to Assets that are Class V assets (all assets other than Class I, II, III, IV, VI, and VII assets) in proportion to and to the extent of their fair market values as of the Closing Date;

             (v)  Fifth, any remaining Tax Purchase Price shall be allocated to Assets that are Class VI assets (section 197 intangibles, as defined in Code Section 197, except goodwill and going concern value) in proportion to and to the extent of their fair market values as of the Closing Date; and

            (vi)  Finally, any remaining Tax Purchase Price shall be allocated to Class VII assets (i.e., goodwill and going concern value).

          (b)   Purchaser and Sellers acknowledge that on the Closing Date, the Company shall terminate under Section 708(b)(1)(A) of the Code as a partnership for federal income Tax purposes. Sellers shall retain all authority and responsibility for (i) filing all income Tax Returns of or relating to the Company to the extent that such Tax Returns relate solely to periods ending on or prior to the Closing Date and (ii) acting on behalf of the Company or its members in connection with any audit, assessment, inquiry or related action by any taxing authority relating to any such Tax Returns or the periods or events covered thereby. Purchaser agrees to cooperate reasonably with Sellers to give effect to the foregoing provisions, including without limitation by providing any necessary or appropriate powers of attorney to Sellers or their designee.

        4.4    Maintenance of Bond Guaranties.    Perseus covenants and agrees to maintain its guaranty and / or indemnity of each of the payment and performance bonds that are in place as of the Closing Date, and to maintain in place such bonds, as reflected on Schedule 4.4, until such time as such bonds are exonerated.

ARTICLE V
Conditions to Closing

        5.1    Conditions to Obligation of Purchaser to Close    The obligation of Purchaser to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a)    Representations and Warranties of Sellers.    The representations and warranties of Sellers under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

          (b)    Observance and Performance by Sellers.    Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the date of the Closing.

          (c)    No Adverse Effect on the Company.    There shall have occurred no Material Adverse Effect on the Company and the Blue Energy Entities since December 31, 2001, except as disclosed herein and Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, executed by Sellers certifying to the satisfaction of the condition referred to herein.

          (d)    Delivery of Assignments.    Assignments representing 100% of the Interests shall have been delivered to Purchaser pursuant to Section 2.3(a)(i).

          (e)    Consents of Third Parties.    Purchaser shall have received duly executed copies of all consents and agreements necessary for Sellers to effect the transactions contemplated hereby. Purchaser hereby agrees to use its commercially reasonable efforts to assist Sellers, at Sellers' cost and expense, in obtaining such consents and agreements; provided, however, that Purchaser shall not be obligated to accept any terms different from those that presently exist in such agreements.

          (f)    Execution of Stockholders' Agreement.    Each of the Sellers shall have executed the Amended and Restated Stockholders' Agreement.

          (g)    Sellers' Closing Documents.    Purchaser shall have received such further instruments and documents as may be reasonably required for Sellers to consummate the transactions contemplated hereby.

          (h)    No Legal Actions.    No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

          (i)    Proceedings and Documents.    All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

          (j)    Release of Liens.    All existing security interests of record in the assets of the Company, other than the Company Permitted Encumbrances listed on Schedule 3.1(n) shall have been released.

          (k)    Perseus Investment.    Perseus shall have exercised the Perseus A Warrant, in part, to purchase 718,074 shares of the common stock of Purchaser for the aggregate exercise price of $2,125,499 paid in full to Purchaser.

        5.2    Conditions to Obligation of Sellers to Close    The obligation of Sellers to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a)    Representations and Warranties of Purchaser.    The representations and warranties of Purchaser under this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing.

          (b)    Observance and Performance of Purchaser.    Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the date of the Closing.

          (c)    No Adverse Effect on Purchaser.    There shall have occurred no Material Adverse Effect on the Purchaser and the Purchaser Subsidiaries since December 31, 2001, except as disclosed herein and the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, executed by the Purchaser certifying to the satisfaction of the condition referred to herein.

          (d)    Execution of Stockholders' Agreement.    The Amended and Restated Stockholders' Agreement shall have been executed by Purchaser and all parties thereto who are not Sellers.

          (e)    Execution of Registration Rights Agreement.    The Registration Rights Agreement shall have been executed by Purchaser and all parties thereto who are not Sellers.

          (f)    Purchaser's Closing Documents.    The Sellers shall have received such further instruments and documents as may be reasonably required for the Purchaser to consummate the transactions contemplated hereby.

          (g)    No Legal Actions.    No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

          (h)    Proceedings and Documents.    All corporate and other proceedings and actions taken by Purchaser in connection with the transactions contemplated hereby, and all certificates, opinions, agreements, instruments and documents mentioned in this Section 5.2 or incident to any such transaction shall be reasonably satisfactory in form and substance to Sellers and their counsel.

ARTICLE VI
Indemnification

        6.1    Indemnification by Sellers    Each Seller agrees to indemnify and hold harmless Purchaser through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by any of matters set forth below. The indemnification by each Seller shall be a separate obligation of each Seller relating to misrepresentations, breaches and non-fulfillment of such Seller's warranties, covenants and agreements, and no Seller shall have any liability or obligation to indemnify Purchaser with respect to any misrepresentation, breach or non-fulfillment by any other Seller of the warranties, covenants or agreements of such other Seller.

          (a)   Any and all Loss (as defined below) resulting from any misrepresentation or breach of warranty by such Seller under Section 3.1(a), (d), (e), (f) or (g) of this Agreement; and

          (b)   Any and all Loss (as defined below) resulting from any non-fulfillment of any covenant or agreement on the part of such Seller under Section 4.1 of this Agreement.

For the purpose of this Section 6.1, "Loss" means any and all loss, injury or damage incurred by Purchaser in connection with any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees (and including court costs and reasonable attorneys fees and expenses incident to any of the foregoing).

        The aggregate liability of any Seller under this Section 6.1 shall not exceed the product of $2.96 multiplied by the number of shares of Common Stock of Purchaser issued to such Seller under Section 2.1(a) hereof.

        6.2    Indemnification by Purchaser    Purchaser agrees to indemnify and hold harmless each of the Sellers through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by any of the following:

          (a)   Any and all Loss resulting from any misrepresentation or breach of warranty by Purchaser under Section 3.2(a), (c), (d), (e), or (1) of this Agreement; and

          (b)   Any and all Loss resulting from any non-fulfillment of any covenant or agreement on the part of Purchaser under Section 4.2 of this Agreement.

For the purpose of this Section 6.2, "Loss" means any and all loss, injury or damage incurred by any Seller in connection with any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees (and including court costs and reasonable attorneys fees and expenses) incident to any of the foregoing.

        6.3    Procedures for Indemnification    Except as otherwise provided in Sections 6.1 and 6.2, subject to the limitations imposed by Sections 6.1 and 6.2 and 8.1, promptly after receipt by an indemnified party pursuant to the provisions of this Article VI of notice of the commencement of any action, claim or proceeding involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against an indemnifying party pursuant to the provisions of this Article VI, promptly notify such indemnifying party of the commencement thereof but the omission to so notify such indemnifying party shall not relieve it from any liability which it may have to the indemnified party otherwise than hereunder unless, and only to the extent that, such omission shall have materially adversely affected the indemnifying party's ability to defend such action, claim or proceeding. In case such action, claim or proceeding is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense or conduct thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based upon a written opinion of legal counsel, that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in respect to such claim or litigation. In the event the proceeding is a tax audit, the indemnified party shall not take any action, including, without limitation, the extension of any applicable limitations period, without the express written consent of the indemnifying party, which consent shall not be unreasonably withheld.

ARTICLE VII
Termination

        7.1    Termination    This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

          (a)   by the consent of each of Purchaser and Sellers; or

          (b)   by Purchaser or Perseus if (i) any of the conditions to their respective obligations specified in Article VII hereof have not been satisfied or waived prior to Closing, or (ii) the transactions contemplated hereby shall not have been consummated on or before March 1, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of any of the conditions specified in Article V that are required to have been satisfied prior to the consummation of the transactions contemplated hereby.

        7.2    Effect of Termination    In the event of the termination of this Agreement by a party to this Agreement, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except as provided in Sections 3.1(ee), 3.2(ee), 4.1(b), 4.2(b), 8.2 and 8.3 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.

ARTICLE VIII
Miscellaneous

        8.1    Survival of Representations and Warranties    The representations and warranties of Purchaser and Sellers in this Agreement shall terminate upon the Closing, except the representations and warranties contained in Sections .3.1(a), (d), (e), (1) and (g) and 3.2(a), (c), (d), (e) and (f) shall survive indefinitely.

        8.2    Expenses    Each of the parties shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

        8.3    Notices    Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be deemed to be received when delivered in person or by telecopy at the respective telecopy numbers reflected below or at the close of the second full business day following the day on which such notice is mailed by certified mail, postage prepaid, addressed as follows:

If to Purchaser:	ENRG, Inc. 3020 Old Ranch Parkway Suite 200 Seal Beach, California 90740
	Attention:	Andrew J. Littlefair
	Telephone:	(566)493-2804
	Telecopy:	(566) 493-4532
With a copy to:	BP Capital 260 Preston Commons West 8117 Preston Road Dallas, Texas 75225
	Attention:	Garrett Smith
	Telephone:	(214) 265-4165
	Telecopy:	(214) 750-9773
With a copy to:	Sheppard Mullin Richter & Hampton LLP Forty-Eighth Floor 333 South Hope Street Los Angeles CA 90071
	Attention:	James J. Slaby
	Telephone:	(213) 617-5411
	Telecopy:	(213) 620-1398
If to Sellers:	Perseus 2000, L.L.C. 2099 Pennsylvania Avenue, N.W., 9th Floor Washington, D.C. 20006
	Attention:	Thomas G. Labreque, Jr.
	Telephone:.	(202) 452-0101
	Telecopy:	(202) 429-0588
with a copy to:	Arnold & Porter 1600 Tysons Boulevard Suite 900 McLean, VA 22102
	Attention:	Robert B. Ott
	Telephone:	(703) 720-7005
	Telecopy:	(703) 720-7399
GFI Control Systems, Inc. 100 Hollinger Crescent Kitchener, Ontario Canada N2K2Z3
	Attention:	Lloyd Austin
	Telephone:	(800) 667-4275
	Telecopy:	(519) 576-7045

GRI International, Inc. 1700 S. Mount Prospect Rd. Des Plaines, Illinois 60018
Attention:	Thomas C. O'Laughlin
Telephone:	(847) 768-0818
Telecopy:	(773) 339-8 146
and
Paul Nelson Holdings LLC 311 South Taft Court Louisville, CO 80027
Attention:	Paul Nelson
Telephone:	(303) 665-9290

or to such other address with respect to any party as such party shall notify the others in writing as above provided.

        8.4    Amendments.    This Agreement may not be amended, modified or supplemented except by written agreement of Perseus and Purchaser.

        8.5    Waiver.    At any time prior to the Effective Time, Purchaser or Sellers may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law. Any agreement on the part of Purchaser and Sellers to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Purchaser and Sellers.

        8.6    Publicity.    Any public announcement or press release concerning the transactions contemplated by this Agreement shall require the prior approval of all parties hereto both as to the making of such announcement or release and as to the form and content thereof, except to the extent that a party is advised by counsel, in good faith, that such announcement or release is required as a matter of law and full opportunity for prior consultation is afforded to the other parties to the extent practicable.

        8.7    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.8    Assignment of Agreement.    Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Purchaser or Sellers, whether by Operation of law, asset or stock sale or otherwise, without the prior written consent of the other parties hereto.

        8.9    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

        8.10    Counterparts.    This Agreement maybe executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

        8.11    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.

        8.12    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

        8.13    Remedies.    Except as otherwise provided in this Section 8.13, nothing contained herein is intended to or shall be construed so as to limit the remedies which any party may have against the others in the event of a breach by any party of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive. Notwithstanding any contrary provision in this Agreement, in the absence of intentional misrepresentation or intentional omission of material facts, the indemnification provisions contained in Article VI hereof shall constitute the sole and exclusive remedy for any breach of a representation or warranty (but not a covenant) of any party to this Agreement.

        8.14    Entire Agreement.    This Agreement and the transaction documents referred to herein constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof.

        8.15    Further Assurances.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        8.16    Consent to Jurisdiction and Waivers.    By their execution and delivery of this Agreement, each of Purchaser and Sellers expressly and irrevocably consents, and submits to the personal jurisdiction of the state courts of the State of Delaware and the United States District Court for Delaware. Each of Purchaser and Sellers further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to the other parties hereto by hand or by any other manner provided for in Section 8.3. Each of Purchaser and Sellers expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

        8.17    Waiver of Jury Trial.    In the event that any dispute shall arise between or among any of the parties to this Agreement and litigation ensues, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

[remainder of this page left intentionally blank]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of Purchaser and by duly authorized officers of each Seller as of the date first above written.

PURCHASER:
ENRG, INC:
By:	/s/ Andrew J. Littlefair
Its:	Pres. and CEO
SELLERS:
PERSEUS 2000,L.L.C.
By:	/s/ Illegible
Its:	Senior Managing Director
GFI CONTROL SYSTEMS, INC.
By:	/s/ Illegible
Its:	President / CEO
GRI CONTROL SYSTEMS, INC.
By:	/s/ Illegible
Its:	President / CEO

EXHIBIT A

SELLERS

1.
Perseus 2000, L.L.C., a Delaware limited liability company

2.
Paul Nelson Holdings, LLC, a Colorado limited liability company

3.
GRI International, Inc, a                        corporation

4.
GFI Control Systems, Inc., a                        corporation

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        THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO AND ALL APPLICABLE QUALIFICATIONS UNDER STATE SECURITIES LAWS SHALL HAVE BEEN OBTAINED WITH RESPECT THERETO; OR (ii) A WRITTEN OPINION FROM COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE ISSUER HAS BEEN OBTAINED STATING THAT NO SUCH REGISTRATION OR QUALIFICATION IS REQUIRED.

PERSEUS WARRANT A TO PURCHASE COMMON SHARES
OF ENRG, INC.

        For good and valuable consideration, the receipt of which is hereby acknowledged, ENRG, Inc., a Delaware corporation (the "Company"), hereby grants to Perseus 2000, L.L.C., a                        limited liability company, its successors and assigns (collectively, "Holder"), an irrevocable warrant (the "Warrant") to purchase, subject to the terms hereof, up to 1,689,189 fully paid and nonassessable common shares, $.0001 par value per share, of the Company (the "Shares"), adjusted as set forth below, at the Warrant Price, as defined below, at any time beginning on the date hereof and ending on February 15, 2004 (the "Exercise Period").

        1.    Exercise; Issuance of Certificates; Payment for Shares.    This Warrant may be exercised by Holder, in whole or in part, and on one or more occasions, by written notice to the Company at any time within the Exercise Period and by payment to the Company by wire transfer (in accordance with the wire transfer instructions attached hereto as Exhibit A) of the aggregate Warrant Price for the number of Shares designated by Holder (but not more than the number of Shares for which this Warrant then remains subject and unexercised), provided, however, that any such exercise shall be (a) ratable with the exercise of the Warrant to Purchase Common Shares of ENRG, Inc., a copy of which is attached hereto as Exhibit "A" (the "Initial Warrant"), by BC Gas, Inc., Boone Pickens, Pickens Grandchildren's Trust U/D/T 11/30/99, Westport Innovations, Inc. and Alan P. Basham (the "Initial Warrant Holders") and (b) shall be conditioned upon and subject to a call by the Board of Directors of the Company, in the Directors' sole discretion (a "Board Call"), as to the date of exercise and the number of Shares that may be purchased by Holder upon exercise of this Warrant. The Company agrees that the Shares so purchased will be deemed to have been issued to Holder, as the record owner of such Shares, as of the close of business on the closing date specified in the Board Call, provided that notice is received and payment made as aforesaid. Certificates for the Shares so purchased will be delivered to Holder within a reasonable time, not exceeding fifteen (15) business days, after this Warrant has been exercised, and, unless this Warrant has expired, it will continue in effect with respect to the number of Shares, if any, as to which it has not then been exercised and which remain covered by this Warrant as herein provided. Notwithstanding any other provision of this Warrant, or in the Initial Warrant, in the event that Holder receives a Board Call to exercise this Warrant, Holder shall exercise this Warrant as provided in the Board Call. Holder shall not have the right to elect not to exercise this Warrant in the event of a Board Call.

        2.    Shares to be Fully Paid; Reservation of Shares.    The Company covenants and agrees as follows:

          2.1    All Shares issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

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          2.2    During the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance or transfer upon exercise of this Warrant a sufficient number of Shares to provide for the exercise of this Warrant.

          2.3    The Company will take all actions necessary to assure that the Shares issuable upon the exercise of this Warrant may be so issued without violation of any applicable law or regulation, or of any requirements of any securities exchange upon which the shares of the Company may then be listed.

          2.4    The Company will not take any action that would result in an adjustment of the Warrant Price if the total number of Shares issuable after such action upon exercise of this Warrant, together with all Shares then outstanding and all Shares then issuable upon exercise of all rights, options or warrants (other than this Warrant) and upon conversion of all securities convertible into or exchangeable for shares of common stock of the Company, would exceed the total number of Shares then authorized by the Company's Certificate of Incorporation.

        3.    Warrant Price.

          3.1    Initial Warrant Price; Subsequent Adjustment of Price and Number of Purchasable Shares.    The initial Warrant Price ("Initial Warrant Price") will be Two Dollars and Ninety-Six cents ($2.96) per Share, and will be adjusted from time to time as provided below. The Initial Warrant Price or, if such price has been adjusted, the price per Share as last adjusted pursuant to the terms hereof, is referred to as the "Warrant Price" herein. Upon each adjustment of the Warrant Price, Holder will thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of Shares obtained by multiplying the Warrant Price in effect immediately before such adjustment by the number of Shares purchasable pursuant to this Warrant immediately before such adjustment and dividing the product by the Warrant Price resulting from such adjustment.

          3.2    Liquidating Dividends.    The Company will not declare a dividend upon the Shares or other securities of the Company that Holder would be entitled to receive upon exercise of this Warrant payable otherwise than out of consolidated earnings or consolidated earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries, and otherwise in Shares, or other securities of the Company that Holder would be entitled to receive upon exercise of this Warrant, unless Holder has consented to such dividend in writing. In the event the Company declares such a dividend with such consent, the Company will pay Holder, on the dividend payment date, as the case may be, Shares or other securities and other property which Holder would have received if Holder had exercised this Warrant in full and had been the record holder of such securities on the record date for such dividend, or, if a record is not taken, the date as of which Holders of such securities of record entitled to such dividend are determined. For the purposes of the foregoing, a dividend other than in cash will be considered payable out of earnings or surplus (other than revaluation or paid-in surplus) only to the extent that such earnings or surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Company.

          3.3    Subdivision or Combination of Shares.    If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Warrant Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

          3.4    Reclassification.    If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise shall change any

2

  of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Warrant Price therefor shall be appropriately adjusted.

          3.5    Adjustments for Dividends in Stock or Other Securities or Property.    If while this Warrant, or any portion hereof, remains outstanding and unexpired Holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that Holder would hold on the date of such exercise had it been Holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities available to it as aforesaid during such period, giving effect to all adjustments called for during such period.

          3.6    Reorganization, Reclassification, Consolidation, Merger or Sale.    If any capital reorganization or reclassification of the Shares of the Company, or any consolidation or merger of the Company with another corporation or entity, or the sale of all or substantially all of the Company's assets to another corporation will be effected in such a way that Holders of Shares will be entitled to receive Shares, securities or assets with respect to or in exchange for Shares, then, upon exercise of this Warrant, Holder will thereafter have the right to receive such Shares, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Shares equal to the number of Shares immediately theretofore purchasable and receivable upon the exercise of this Warrant. If a purchase, tender or exchange offer is made to and accepted by Holders of more than 50% of the outstanding Shares of the Company, the Company will not effect any consolidation, merger or sale with the Person, as defined below, making such offer or with any Affiliate, as defined below, of such Person, unless, before the consummation of such consolidation, merger or sale, Holder of this Warrant is given at least ten (10) business days notice prior to the scheduled closing date (the "Closing Date") of such transaction (which notice shall specify the material terms of such transaction and the proposed Closing Date). In the event Holder elects to exercise this Warrant or any portion thereof following such notice and such consolidation, merger or sale is not consummated within ten (10) days of the proposed Closing Date (or any subsequent proposed Closing Date), then Holder may rescind its exercise of this Warrant by providing written notice thereof to the Company, the Company shall take all actions consistent therewith (including without limitation the immediate return of the Warrant Price paid with respect to such rescinded exercise) and this Warrant shall continue in full force and effect. As used in this paragraph, the term "Person" includes an individual, a partnership, a corporation, a trust, a joint venture, a limited liability company, an unincorporated organization and a government or any department or agency thereof, and an "Affiliate" of a Person means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such other Person. A Person will be deemed to control a corporation or other business entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

3

          3.7    Notice of Adjustment.    Upon any adjustment of the Warrant Price, the Company will give written notice thereof, by first-class mail, postage prepaid, addressed to Holder at Holder's address as shown on the books of the Company, which notice will state (i) the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and (ii) whether, after giving effect to such adjustment, the maximum number of Shares issuable upon the exercise of this Warrant will constitute more than 5% of the total number of the then issued and outstanding Shares (including in such total number the maximum number of Shares issuable upon the exercise of this Warrant).

          3.8    Other Notices.    If at any time:

            3.8.1    the Company declares a cash dividend on its Shares payable at a rate in excess of the rate of the last cash dividend theretofore paid;

            3.8.2    the Company declares a dividend on its Shares payable in Shares or pays a special dividend or other distribution (other than regular cash dividends) to Holders of its Shares;

            3.8.3    the Company offers for subscription to Holders of any of its Shares additional Shares of any class or other rights;

            3.8.4    there is a reorganization, reclassification, consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or other entity; or

            3.8.5    there is a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company will give, as provided in paragraph 14 below, to Holder's address as shown on the books of the Company, (i) at least twenty (20) days' prior written notice of the date on which the books of the Company will close or a record will be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same will take place. Any notice required by clause (i) will also specify, in the case of any such dividend, distribution or subscription rights, the date on which Holder will be entitled thereto, and any notice required by (ii) will also specify the anticipated date on which Holder will be entitled to exchange its Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

        4.    Listing.    If any Shares required to be reserved for the purpose of issuance upon the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law (other than the filing of a Registration Statement under the Securities Act of 1933, as then in effect (the "Securities Act"), or any similar law then in effect), or listing on any securities exchange, before such Shares may be issued upon such exercise, the Company will, at its expense and as expeditiously as possible, use its commercially reasonable efforts to cause such Shares to be duly registered or approved or listed on the relevant securities exchange, as the case may be.

        5.    Closing of Books.    The Company will at no time close its transfer books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

        6.    Definition of Shares.    As used in this Warrant the term "Shares" includes the Company's authorized common stock, $.0001 par value per share, as constituted on the date hereof and also includes any shares of any class of stock or other equity securities of the Company thereafter

4

authorized which will not be limited to a fixed sum or percentage of par value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that, except as provided in paragraph 3.6, the Shares purchasable pursuant to this Warrant will include only Shares designated as "common shares" of the Company or, in the case of any reclassification of the outstanding Shares, the Shares, securities or assets provided for in paragraph 3.6.

        7.    No Participating Preferred Shares.    So long as this Warrant remains outstanding, the Company will not issue any Shares of any class preferred as to dividends or as to the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up, unless the rights of Holders thereof will be limited to a fixed sum or percentage of par value in respect of participation in dividends and in the distribution of such assets.

        8.    No Voting Rights.    This Warrant will not entitle Holder to any voting rights or other rights as a stockholder of the Company.

        9.    Warrant Transferable.    Subject to the provisions of that certain Amended and Restated Stockholders' Agreement of ENRG, Inc., dated as of                        , 2002, to which Holder is a party, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to Holder, by written notice to the Company at the address referred to in paragraph 14 below by Holder, in person or by duly authorized attorney; provided that (i) a written opinion of counsel for Holder reasonably satisfactory to the Company has been obtained stating that such transfer will not violate the registration requirements of the Securities Act or any applicable state securities laws, (ii) the transferee has delivered to the Company a written agreement to be bound by the terms and conditions hereof and (iii) the transferee agrees to become a signatory to and bound by the Amended and Restated Stockholders Agreement then existing by and among the other stockholders of the Company. Holder agrees that after such notice, Holder may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to further assign this Warrant, any notice to the contrary notwithstanding; but until receipt of any such notice of assignment, the Company may treat Holder as shown on its records as the owner for all purposes.

        10.    Mutilation or Loss of Warrant.    Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

        11.    Taxes.    The Company shall not be required to pay any tax or taxes attributable to the issuance of this Warrant or of the Warrant Shares.

        12.    No Limitation on Corporate Action.    No provision of this Warrant and no right or option granted or conferred hereunder shall in any way limit, affect or abridge the exercise by the Company of any of its corporate rights or powers to recapitalize, amend its Certification of Incorporation, reorganize, consolidate or merge with or into another entity, or to transfer, all or any part of its property or assets, or the exercise or any other of its corporate rights and powers.

        13.    Transfer to Comply with the Securities Act.    This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act"), or qualified under applicable state securities laws and has been issued to Holder for investment and not with a view to the distribution of either the Warrant or the Shares. Neither this Warrant nor any of the Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act and qualification under applicable state securities laws relating to such security or an opinion of counsel satisfactory to the Company that registration is not

5

required under the Act and qualification is not required under applicable state securities laws. Each certificate for the Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

        14.    Notices.    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) upon confirmation of receipt, if given by electronic facsimile and (iii) on the third business day following mailing, if mailed, postage prepaid, certified mail, return receipt requested,to the following address (or at such other address for a party as shall be specified by like notice):

    (i)
    if to the Company, to:

    ENRG, Inc.
    3020 Old Ranch Parkway, Suite 200
    Seal Beach, California 90470
    Facsimile: (562) 493-4532
    Attention: Chief Executive Officer

    (ii)
    if to Holder, to:

    Perseus 2000, L.L.C
    2099 Pennsylvania Avenue N.W., 9th Floor
    Washington, D.C. 20006
    Facsimile: (202) 429-0588
    Attention: Thomas G. Labreque, Jr.

        15.    Supplements and Amendments; Whole Agreement.    This Warrant may be amended or supplemented only by an instrument in writing signed by the Company and Holder. This Warrant contains the full understanding of the Company and Holder with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

        16.    Governing Law.    This Warrant shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without regard to its conflicts of laws rules.

        17.    Descriptive Headings.    Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        18.    No Fractional Shares.    No fractional Shares shall be issued upon exercise of this Warrant. In lieu of any fractional Shares to which Holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the per share fair value of one share of Common Stock on the date of exercise, as determined by the Board of Directors of the Company in the reasonable exercise of their discretion.

        19.    Waivers Strictly Construed.    With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

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        20.    Severability.    The validity, legality or enforceability of the remainder of this Warrant shall not be affected even if one or more of its provisions shall be held to be invalid, illegal or unenforceable in any respect.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer, as of December 31, 2002.

ENRG, INC., a Delaware corporation
By	/s/ Andrew J. Littlefair Andrew Littlefair President and Chief Executive Officer

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NOTICE OF EXERCISE OF WARRANT

        The "Holder" designated below, subject to the conditions set forth in that certain Perseus Warrant A to Purchase Common Shares of ENRG, Inc., dated as of                         , 200            (the "Warrant"), hereby elects to exercise the right, represented by the Warrant, to purchase                        shares of the Common Stock of ENRG,  Inc. (the "Company") and tenders herewith payment as follows:

        AGGREGATE WARRANT PRICE: $                        (Payment shall be made by wire transfer in accordance with the wire transfer instructions attached to the Warrant as Exhibit A.)

Please deliver the stock certificate to:

        Holder hereby represents and warrants to the Company as follows:

          1.     Holder has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the shares of Common Stock of the Company.

          2.     Holder understands that it is purchasing the shares of Common Stock of the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), or any state securities or Blue Sky laws.

          3.     Holder is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Act.

Dated:                        , 200

        "Holder"

By:

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THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO AND ALL APPLICABLE QUALIFICATIONS UNDER STATE SECURITIES LAWS SHALL HAVE BEEN OBTAINED WITH RESPECT THERETO; OR (ii) A WRITTEN OPINION FROM COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE ISSUER HAS BEEN OBTAINED STATING THAT NO SUCH REGISTRATION OR QUALIFICATION IS REQUIRED.

PERSEUS WARRANT B TO PURCHASE COMMON SHARES OF

ENRG, INC.

        For good and valuable consideration, the receipt of which is hereby acknowledged, ENRG, Inc., a Delaware corporation (the "Company"), hereby grants to Perseus 2000, L.L.C., a Delaware limited liability company, its successors and assigns (collectively, "Holder"), an irrevocable warrant (the "Warrant") to purchase, subject to the terms hereof, up to 580,107 fully paid and nonassessable shares of the Company's Common Stock, $.0001 par value per share, of the Company (the "Common Stock"), adjusted as set forth below (the "Shares") at the Warrant Price, as defined below, at any time beginning on the date thirty-six (36) months following the date of this Warrant and ending on the date sixty (60) months from the date of this Warrant (the "Exercise Period").

        1.    Exercise; Issuance of Certificates; Payment for Shares.

        1.1    This Warrant may be exercised by Holder, in whole or in part, and on one or more occasions, by written notice to the Company at any time within the Exercise Period and by payment to the Company of the aggregate Warrant Price for the number of Shares designated by Holder (but not more than the number of Shares for which this Warrant then remains subject and unexercised), by (i) wire transfer (in accordance with wire transfer instructions to be provided to Holder upon request to the Company), (ii) by delivery of shares of the Company's Common Stock already owned by, and in the possession of Holder, valued at their Fair Market Value, or (iii) through a "cashless exercise," by simultaneously exercising this Warrant and selling the Shares thereby acquired pursuant to a brokerage or similar arrangement, approved in advance by the Board of Directors, and using the proceeds from such sale as payment of part or all of the exercise price of the Shares, in compliance with applicable law (including, without limitation, state and federal margin requirements), or any combination thereof; provided, however, that such payment of the exercise price shall not cause the Company to recognize compensation expense for financial reporting purposes (as determined by the Chief Executive Officer of the Company in his sole discretion). Shares of Common Stock used to satisfy the exercise price of this Warrant shall be valued at their Fair Market Value determined on the date of exercise (or if such date is not a business day, as of the close of business or the immediately preceding business day).

        As used herein, "Fair Market Value" shall mean, as of any date, the value of the Company's Common Stock determined as follows:

            (i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Company's Board of Directors deems reliable;

1

           (ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock quoted by such recognized securities dealer on the last market trading day prior to the day of determination; or

          (iii)  In the absence of an established market for the Common Stock, its Fair Market Value shall be determined, in good faith, by the Company's Board of Directors.

For purposes of (iii) above, the Company's Board of Directors may, but is not required to, engage an outside valuation firm to help it determine the Fair Market Value of a Share, and such firm may use such valuation method(s) as are standard in its profession to value non-public companies.

        The Company agrees that the Shares so purchased will be deemed to have been issued to Holder, as the record owner of such Shares, as of the close of business on the date of exercise, provided that notice is received and payment made as aforesaid. Certificates for the Shares so purchased will be delivered to Holder within a reasonable time, not exceeding fifteen (15) business days, after this Warrant has been exercised, and, unless this Warrant has expired, it will continue in effect with respect to the number of Shares, if any, as to which it has not then been exercised and which remain covered by this Warrant as herein provided.

        1.2    Notwithstanding any other provision contained herein, this Warrant, to the extent not theretofore exercised, shall be fully exercisable by Holder on the date that immediately precedes the date of (a) the effective date of a firm underwritten public offering of the common stock of the Company (an "IPO") for aggregate proceeds to the Company in excess of $10 million or (b) a Change in Control. The Company shall notify Holder at least fifteen (15) days prior to the date of an IPO or a Change in Control, so that Holder can decide whether to exercise the Warrant on the date that immediately precedes the date of the IPO or Change in Control, as the case may be. Effective as of the date of the Change in Control, this Warrant, to the extent not exercised, shall be cancelled.

        1.3    As used herein, the term "Change in Control" shall mean: (i) the acquisition by any entity, person, or group (other than the Company, or of its parent or any of its subsidiaries, or an employee benefit plan maintained by the Company or of its parent or any of its subsidiaries) of beneficial ownership of 80% or more of the outstanding voting stock (other than preferred stock) of the Company; (ii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by the purchase of stock or assets, or by merger, or otherwise; or (iii) the election during any period of twenty-four (24) months or less of 80% or more of the members of the Board of Directors of the Company (the "Board") without the approval of the nomination of such members by a majority of the Board consisting of members who were serving at the beginning of such period.

        2.    Shares to be Fully Paid; Reservation of Shares.    The Company covenants and agrees as follows:

        2.1    All Shares issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

        2.2    During the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance or transfer upon exercise of this Warrant a sufficient number of Shares to provide for the exercise of this Warrant.

        2.3    The Company will take all actions necessary to assure that the Shares issuable upon the exercise of this Warrant may be so issued without violation of any applicable law or regulation, or of any requirements of any securities exchange upon which the shares of the Company may then be listed.

        2.4    The Company will not take any action that would result in an adjustment of the Warrant Price if the total number of Shares issuable after such action upon exercise of this Warrant, together with all Shares then outstanding and all Shares then issuable upon exercise of all rights, options or

2

warrants (other than this Warrant) and upon conversion of all securities convertible into or exchangeable for shares of common stock of the Company, would exceed the total number of Shares then authorized by the Company's Certificate of Incorporation.

        3.    Warrant Price.

        3.1    Initial Warrant Price; Subsequent Adjustment of Price and Number of Purchasable Shares.    The initial Warrant Price ("Initial Warrant Price") will be Five Dollars ($5.00) per Share, and will be adjusted from time to time as provided below. The Initial Warrant Price or, if such price has been adjusted, the price per Share as last adjusted pursuant to the terms hereof, is referred to as the "Warrant Price" herein. Upon each adjustment of the Warrant Price, Holder will thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of Shares obtained by multiplying the Warrant Price in effect immediately before such adjustment by the number of Shares purchasable pursuant to this Warrant immediately before such adjustment and dividing the product by the Warrant Price resulting from such adjustment.

        3.2    Liquidating Dividends.    The Company will not declare a dividend upon the Shares or other securities of the Company that Holder would be entitled to receive upon exercise of this Warrant payable otherwise than out of consolidated earnings or consolidated earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries, and otherwise in Shares, or other securities of the Company that Holder would be entitled to receive upon exercise of this Warrant, unless Holder has consented to such dividend in writing. In the event the Company declares such a dividend with such consent, the Company will pay Holder, on the dividend payment date, as the case may be, Shares or other securities and other property which Holder would have received if Holder had exercised this Warrant in full and had been the record holder of such securities on the record date for such dividend, or, if a record is not taken, the date as of which Holders of such securities of record entitled to such dividend are determined. For the purposes of the foregoing, a dividend other than in cash will be considered payable out of earnings or surplus (other than revaluation or paid-in surplus) only to the extent that such earnings or surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Company.

        3.3    Subdivision or Combination of Shares.    If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Warrant Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

        3.4    Reclassification.    If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Warrant Price therefor shall be appropriately adjusted.

        3.5    Adjustments for Dividends in Stock or Other Securities or Property.    If while this Warrant, or any portion hereof, remains outstanding and unexpired Holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock

3

or other securities or property (other than cash) of the Company that Holder would hold on the date of such exercise had it been Holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities available to it as aforesaid during such period, giving effect to all adjustments called for during such period.

        3.6    Reorganization, Reclassification, Consolidation, Merger or Sale.    If any capital reorganization or reclassification of the Shares of the Company, or any consolidation or merger of the Company with another corporation or entity, or the sale of all or substantially all of the Company's assets to another corporation will be effected in such a way that Holders of Shares will be entitled to receive Shares, securities or assets with respect to or in exchange for Shares, then, upon exercise of this Warrant, Holder will thereafter have the right to receive such Shares, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Shares equal to the number of Shares immediately theretofore purchasable and receivable upon the exercise of this Warrant. If a purchase, tender or exchange offer is made to and accepted by Holders of more than 50% of the outstanding Shares of the Company, the Company will not effect any consolidation, merger or sale with the Person, as defined below, making such offer or with any Affiliate, as defined below, of such Person, unless, before the consummation of such consolidation, merger or sale, Holder of this Warrant is given at least ten (10) business days notice prior to the scheduled closing date (the "Closing Date") of such transaction (which notice shall specify the material terms of such transaction and the proposed Closing Date). In the event Holder elects to exercise this Warrant or any portion thereof following such notice and such consolidation, merger or sale is not consummated within ten (10) days of the proposed Closing Date (or any subsequent proposed Closing Date), then Holder may rescind its exercise of this Warrant by providing written notice thereof to the Company, the Company shall take all actions consistent therewith (including without limitation the immediate return of the Warrant Price paid with respect to such rescinded exercise) and this Warrant shall continue in full force and effect. As used in this paragraph, the term "Person" includes an individual, a partnership, a corporation, a trust, a joint venture, a limited liability company, an unincorporated organization and a government or any department or agency thereof, and an "Affiliate" of a Person means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such other Person. A Person will be deemed to control a corporation or other business entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        3.7    Notice of Adjustment.    Upon any adjustment of the Warrant Price, the Company will give written notice thereof, by first-class mail, postage prepaid, addressed to Holder at Holder's address as shown on the books of the Company, which notice will state (i) the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and (ii) whether, after giving effect to such adjustment, the maximum number of Shares issuable upon the exercise of this Warrant will constitute more than 5% of the total number of the then issued and outstanding Shares (including in such total number the maximum number of Shares issuable upon the exercise of this Warrant).

        3.8    Other Notices.    If at any time:

          3.8.1    the Company declares a cash dividend on its Shares payable at a rate in excess of the rate of the last cash dividend theretofore paid;

          3.8.2    the Company declares a dividend on its Shares payable in Shares or pays a special dividend or other distribution (other than regular cash dividends) to Holders of its Shares;

          3.8.3    the Company offers for subscription to Holders of any of its Shares additional Shares of any class or other rights;

4

          3.8.4    there is a reorganization, reclassification, consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or other entity; or

          3.8.5    there is a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company will give, as provided in paragraph 14 below, to Holder's address as shown on the books of the Company, (i) at least twenty (20) days' prior written notice of the date on which the books of the Company will close or a record will be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same will take place. Any notice required by clause (i) will also specify, in the case of any such dividend, distribution or subscription rights, the date on which Holder will be entitled thereto, and any notice required by (ii) will also specify the anticipated date on which Holder will be entitled to exchange its Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

        4.    Listing.    If any Shares required to be reserved for the purpose of issuance upon the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law (other than the filing of a Registration Statement under the Securities Act of 1933, as then in effect (the "Securities Act"), or any similar law then in effect), or listing on any securities exchange, before such Shares may be issued upon such exercise, the Company will, at its expense and as expeditiously as possible, use its commercially reasonable efforts to cause such Shares to be duly registered or approved or listed on the relevant securities exchange, as the case may be.

        5.    Closing of Books.    The Company will at no time close its transfer books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

        6.    Definition of Shares.    As used in this Warrant the term "Shares" includes the Company's authorized common stock, $.0001 par value per share, as constituted on the date hereof and also includes any shares of any class of stock or other equity securities of the Company thereafter authorized which will not be limited to a fixed sum or percentage of par value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that, except as provided in paragraph 3.6, the Shares purchasable pursuant to this Warrant will include only Shares designated as "common shares" of the Company or, in the case of any reclassification of the outstanding Shares, the Shares, securities or assets provided for in paragraph 3.6.

        7.    No Participating Preferred Shares.    So long as this Warrant remains outstanding, the Company will not issue any Shares of any class preferred as to dividends or as to the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up, unless the rights of Holders thereof will be limited to a fixed sum or percentage of par value in respect of participation in dividends and in the distribution of such assets.

        8.    No Voting Rights.    This Warrant will not entitle Holder to any voting rights or other rights as a stockholder of the Company.

        9.    Warrant Transferable.    Subject to the provisions of that certain Amended and Restated Stockholders' Agreement of ENRG, Inc., dated as of                        , 2002, to which Holder is a party, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to Holder, by written notice to the Company at the address referred to in paragraph 14 below by Holder, in person or by duly authorized attorney; provided that (i) a written opinion of counsel for Holder reasonably

5

satisfactory to the Company has been obtained stating that such transfer will not violate the registration requirements of the Securities Act or any applicable state securities laws, (ii) the transferee has delivered to the Company a written agreement to be bound by the terms and conditions hereof and (iii) the transferee agrees to become a signatory to and bound by the Amended and Restated Stockholders Agreement then existing by and among the other stockholders of the Company. Holder agrees that after such notice, Holder may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to further assign this Warrant, any notice to the contrary notwithstanding; but until receipt of any such notice of assignment, the Company may treat Holder as shown on its records as the owner for all purposes.

        10.    Mutilation or Loss of Warrant.    Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

        11.    Taxes.    The Company shall not be required to pay any tax or taxes attributable to the issuance of this Warrant or of the Warrant Shares.

        12.    No Limitation on Corporate Action.    No provision of this Warrant and no right or option granted or conferred hereunder shall in any way limit, affect or abridge the exercise by the Company of any of its corporate rights or powers to recapitalize, amend its Certification of Incorporation, reorganize, consolidate or merge with or into another entity, or to transfer, all or any part of its property or assets, or the exercise or any other of its corporate rights and powers.

        13.    Transfer to Comply with the Securities Act.    This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act"), or qualified under applicable state securities laws and has been issued to Holder for investment and not with a view to the distribution of either the Warrant or the Shares. Neither this Warrant nor any of the Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act and qualification under applicable state securities laws relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act and qualification is not required under applicable state securities laws. Each certificate for the Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

        14.    Notices.    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) upon confirmation of receipt, if given by electronic facsimile and (iii) on the third business day following mailing, if mailed, postage prepaid, certified mail, return receipt requested,to the following address (or at such other address for a party as shall be specified by like notice):

            (i)  if to the Company, to:

      ENRG, Inc.
      3020 Old Ranch Parkway, Suite 200
      Seal Beach, California 90470
      Facsimile: (562) 493-4532
      Attention: Chief Executive Officer

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           (ii)  if to Holder, to:

      Perseus 2000, L.L.C.
      2099 Pennsylvania Avenue N.W., 9th Floor
      Washington, D.C. 20006
      Facsimile: (202) 429-0588
      Attention: ______________________

        15.    Supplements and Amendments; Whole Agreement.    This Warrant may be amended or supplemented only by an instrument in writing signed by the Company and Holder. This Warrant contains the full understanding of the Company and Holder with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

        16.    Governing Law.    This Warrant shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without regard to its conflicts of laws rules.

        17.    Descriptive Headings.    Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        18.    No Fractional Shares.    No fractional Shares shall be issued upon exercise of this Warrant. In lieu of any fractional Shares to which Holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the per share fair value of one share of Common Stock on the date of exercise, as determined by the Board of Directors of the Company in the reasonable exercise of their discretion.

        19.    Waivers Strictly Construed.    With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

        20.    Severability.    The validity, legality or enforceability of the remainder of this Warrant shall not be affected even if one or more of its provisions shall be held to be invalid, illegal or unenforceable in any respect.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer, as of                        , 2002.

ENRG, INC., a Delaware corporation
By	Andrew Littlefair President and Chief Executive Officer

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NOTICE OF EXERCISE OF WARRANT

        The "Holder" designated below, subject to the conditions set forth in that certain Perseus Warrant B to Purchase Common Shares of ENRG, Inc., dated as of                        , 200            (the "Warrant"), hereby elects to exercise the right, represented by the Warrant, to purchase shares of the Common Stock of ENRG, Inc. (the "Company") and tenders herewith payment as follows:

        AGGREGATE WARRANT PRICE: $                        (Payment shall be made by wire transfer in accordance with the wire transfer instructions attached to the Warrant as Exhibit A.)

Please deliver the stock certificate to:

        Holder hereby represents and warrants to the Company as follows:

        21.   Holder has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the shares of Common Stock of the Company.

        22.   Holder understands that it is purchasing the shares of Common Stock of the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), or any state securities or Blue Sky laws.

        23.   Holder is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Act.

Dated:                        , 200

        "Holder"

By:

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QuickLinks

  Exhibit 2.2
TABLE OF CONTENTS
MEMBERSHIP INTEREST PURCHASE AGREEMENT
ARTICLE I Purchase of Shares
ARTICLE II Purchase Price and Closing
ARTICLE III Representations and Warranties
ARTICLE IV Certain Covenants
ARTICLE V Conditions to Closing
ARTICLE VI Indemnification
ARTICLE VII Termination
ARTICLE VIII Miscellaneous
EXHIBIT A SELLERS
PERSEUS WARRANT A TO PURCHASE COMMON SHARES OF ENRG, INC.
NOTICE OF EXERCISE OF WARRANT
PERSEUS WARRANT B TO PURCHASE COMMON SHARES OF ENRG, INC.
NOTICE OF EXERCISE OF WARRANT